Exhibit 6.16

Execution Copy

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of June 1, 2026, by and among (i) TerraCycle US, LLC a Delaware limited liability company (“Buyer”); (ii) TerraCycle, Inc., a Delaware corporation and the parent company of the Buyer (the “Parent”); (iii) NLR, Inc, a Connecticut corporation (the “Company”); (iv) the persons identified in Schedule A, attached hereto and incorporated herein by reference (collectively, the “Sellers,” and each individually a “Seller”); and (v) Raymon W. Graczyk, in his role as Sellers’ Representative. Buyer, Parent and Sellers shall hereinafter together be considered the “Parties,” and each individually a “Party.”

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of the Company (the “Securities”), each Seller owning the number and quantity of Securities identified in Schedule A;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Securities for and in consideration for the Cash Purchase Price, subject to and in accordance with the terms and conditions set forth herein; and

WHEREAS, as a result of the purchase of the Securities by Buyer, and the consummation of the transaction contemplated by this Agreement, the Company shall become a wholly owned subsidiary of Buyer.

AGREEMENT

NOW, THEREFOR, in consideration of the representations, warranties, covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Definitions. For the purposes of this Agreement, all capitalized terms not otherwise defined above or elsewhere herein have the meaning ascribed to them in Appendix 1 hereto.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.1           Transaction.

(a)           Subject to the terms and conditions set forth herein, at the Closing (as defined below), each Seller shall sell to Buyer, and Buyer shall purchase from the Sellers, the Securities held by each Seller, free and clear of any Encumbrance, on a cash and debt free basis, and in exchange therefor each Seller shall receive their respective Proportional Share of the Closing Purchase Price (as adjusted in accordance with this Agreement), in accordance with Schedule A, and immediately following the transactions contained in this Section 2.1(a), Buyer shall be the sole shareholder of the Company.

(b)           Closing Statement. At least three (3) business days prior to the anticipated Closing Date (as defined below), the Seller Representative shall deliver to Buyer a statement (the “Estimated Closing Statement”), in the form attached hereto as Exhibit C, which set forth in reasonable detail the Company’s good faith estimates of:

(i)            the Net Working Capital (the “Estimated Net Working Capital”) as of the close of business on the anticipated Closing Date without giving effect to any of the transactions contemplated hereby, and the amount by which the Estimated Net Working Capital is anticipated to exceed or be less than the Target Net Working Capital;

(ii)           all Indebtedness of the Company outstanding as of the close of business on the anticipated Closing Date (together with a schedule setting forth, for each applicable payee, the amount of Indebtedness payable to such payee and the wire instructions for such payment, if applicable) (“Estimated Indebtedness”);

(iii)          all of the Cash of the Company as of the close of business on the anticipated Closing Date (“Estimated Cash”);

(iv)          Transaction Expenses left unpaid as of the close of business on the anticipated Closing Date (“Estimated Transaction Expenses”) (together with a schedule setting forth, for each applicable payee, the amount of Transaction Expenses payable to such payee and the wire instructions for such payment); and

(v)           Sellers’ calculation of the “Estimated Closing Purchase Price” which shall be an amount equal to (A) the Cash Purchase Price; plus or minus, as applicable; (B) the amount by which Estimated Net Working Capital exceeds or is less than Target Net Working Capital; minus (C) all Estimated Indebtedness; minus (D) Estimated Transaction Expenses; plus (E) Estimated Cash, together with Sellers’ wire instructions for receipt of the Estimated Closing Purchase Price.

(vi)          The Estimated Closing Statement shall be accompanied by a certificate of the Chief Financial Officer of the Company certifying that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements as if such Estimated Closing Statement was being prepared as of a fiscal year end.

(c)            At the Closing, the Parties agree and acknowledge that the Escrow Amount (i) shall be deducted from the Estimated Closing Purchase Price due to the Sellers’ at Closing; (ii) shall be deposited by Buyer with the Escrow Agent; and (iii) such funds shall be maintained by the Escrow Agent to secure Seller’s obligations under Section 2.3 and Article VI and shall be administered and payable in accordance with the Escrow Agreement.

2.2           Closing Transactions.

(a)            Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Securities contemplated hereby shall take place (the “Closing”) as of the date of this Agreement, such Closing being confirmation by the Parties that the last of the conditions to closing set forth in this Section 2.2 have been either fully satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) remotely via the electronic exchange of documents and signature pages or at such other date or manner as the Parties may mutually agree in writing with the day on which the Closing takes place being referred to herein as the “Closing Date”.

(b)           Deliveries by the Company and the Sellers. At the Closing, the Company and each of the Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer or Parent, as applicable, the following:

(i)            stock certificates evidencing good and valid title to all the Securities owned by such Seller, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), duly endorsed in blank, together with duly executed stock powers transferring the Securities or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)           a certificate of the Secretary of the Company certifying (A) the certificate of incorporation and bylaws of the Company; (B) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby; (C) the incumbency and specimen signatures of the officers of the Company executing this Agreement and the other Ancillary Agreements; and (D) a certificate of good standing (or its equivalent) of the Company from the Secretary of State of the State of Connecticut and each other State in which the Company is qualified to do business as a foreign entity, in each case dated within ten (10) Business Days prior to the Closing Date;

(iii)          with respect to each Seller that is a limited liability company, (A) a certificate of existence or good standing (or its equivalent), issued by the Secretary of State (or comparable authority) of its jurisdiction of formation and dated within ten (10) Business Days prior to the Closing Date; and (B) a certificate of an authorized manager or member of such Seller certifying as to: (1) the operating agreement (or limited liability company agreement) of such Seller, as in effect at the Closing, (2) the resolutions or written consents of the manager(s), managing member(s), and/or member(s) of such Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (3) the authority and specimen signature of the individual executing this Agreement and the other Transaction Documents on behalf of such Seller;

(iv)          evidence that all of the agreements and arrangements specified on Section 2.2(b)(iv) of the Disclosure Schedules have been terminated and are of no further force or effect without any further Liabilities of the Company thereunder or in connection therewith;

(v)           all governmental and regulatory consents, approvals, licenses, and authorizations identified on Section 2.2(b)(v) of the Disclosure Schedules;

(vi)          all third-party consents, waivers and approvals identified on Section 2.2(b)(vi) of the Disclosure Schedules;

(vii)         the resignations, effective, as of the Closing, of each manager and officer of the Company (in their capacity as such) identified on Section 2.2(b)(vii) of the Disclosure Schedules;

(viii)        a Restrictive Covenant Agreements for each Seller (except for Robert E. Robert, who’s employment agreement with the Company to be entered into contemporaneously herewith (the “Mr. Robert Employment Agreement”) shall include any relevant restrictive covenants) in the form mutually agreed to by each Seller and the Buyer, and executed by such Seller;

(ix)           an employment agreement for Robert E. Robert, in the form mutually agreed to between such individual and Buyer and executed by such individual;

(x)            a properly completed and duly executed IRS Form W-9 from each Seller;

(xi)           the Estimated Closing Statement provided for in Section 2.1(b);

(xii)          unaudited financial statements for the fiscal year ended December 31, 2025, prepared in accordance with GAAP, as applied consistent with the historic principals, practices, and methodologies of the Company;

(xiii)         the Escrow Agreement executed by each of the Sellers;

(xiv)         a certificate executed by each of the Sellers and the Company, dated as of the Closing Date, certifying that (A) the representations and warranties of such Sellers and the Company contained in this Agreement are true and correct as of the Closing Date (other than representations and warranties that are made as of a specified date, which shall be true and correct as of such specified date); and (B) such Seller and the Company has performed and complied with all covenants required to be performed by such Seller at or prior to the Closing;

(xv)          the Closing of the purchase of the real property located at 250 Main Street, East Windsor, CT, by and between the Buyer (or its affiliate) and Two Fifty Main EW, LLC (the “Real Estate Transaction.”);

(xvi)         payoff letters, in form and substance reasonably satisfactory to Buyer, from each holder of Indebtedness that is to be repaid at or in connection with the Closing, setting forth (A) the total amount required to satisfy such Indebtedness in full as of the Closing Date, including all principal, accrued interest, fees, premiums, and other amounts payable thereunder; and (B) the wire instructions for payment of such amounts; provided, however, any Indebtedness paid at the Closing pursuant to this Section shall not be included in Net Working Capital or otherwise deducted more than once in the determination of the Closing Purchase Price;

(xvii)       written confirmation from each such holder of Indebtedness that, upon receipt of the applicable payoff amount, all Liens securing such Indebtedness shall be released and terminated, and duly executed UCC termination statements, mortgage satisfactions, releases of security interests, lien release instruments, or other documentation reasonably satisfactory to Buyer, in each case evidencing the termination or release, at or promptly following the Closing, of all Liens securing any Indebtedness repaid at the Closing;

(xviii)       certificates of insurance (or other evidence reasonably satisfactory to Buyer) evidencing all material insurance policies maintained by the Company as of the Closing Date; and

(xix)         all other agreements, documents, instruments or certificates reasonably required to be delivered by Sellers at or prior to Closing.

(c)            Deliveries by Buyer. At the Closing, Buyer and Parent, as applicable, shall:

(i)            pay, or cause to be paid, to Sellers the Closing Cash Amount, with each Seller receiving their Proportional Share of the Closing Cash Amount as set forth opposite the respective Seller’s name on Schedule A, by wire transfer of immediately available funds to the accounts designated by each Sellers;

(ii)           deposit, or cause to be deposited, the Escrow Amount with the Escrow Agent to be held pursuant to the Escrow Agreement;

(iii)          pay, or cause to be paid, at the Closing, solely on behalf of and for the account of the Company and/or the Sellers (as applicable), and solely in the amounts and to the Persons expressly set forth on the Estimated Closing Statement delivered by the Sellers’ Representative, all Estimated Transaction Expenses reflected thereon, by wire transfer of immediately available funds to the accounts designated in the applicable invoices; provided that (A) Buyer shall have no obligation to pay any Transaction Expenses other than those expressly included in the Estimated Closing Statement; (B) Buyer shall not assume any liability with respect to such Transaction Expenses other than as a paying agent at the Closing; and (C) any amounts subject to payroll tax withholding shall be paid to the Company’s payroll agent for further distribution in accordance with applicable Law;

(iv)          deliver, or cause to be delivered, to the Sellers Representative, the Escrow Agreement executed by Buyer and the Escrow Agent;

(v)           deliver, or cause to be delivered to Mr. Robert, the Mr. Robert Employment Agreement duly executed by Buyer, its affiliate, or assign;

(vi)          Buyer, or its affiliate, shall deliver a fully executed amendment to the Purchase and Sale Agreement, or similar agreement, for the purchase of the real property located at 250 Main Street, East Windsor, CT 06088;

(vii)         a certificate of the Secretary of the Buyer certifying (A) the certificate of organization and operating agreement of the Buyer; (B) the resolutions of the members of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby; (C) the incumbency and specimen signatures of the manager of the Buyer executing this Agreement and the other Ancillary Agreements; and (D) a certificate of good standing (or its equivalent) of the Buyer from the Secretary of State of the State of the state of is organization, in each case dated within ten (10) Business Days prior to the Closing Date;

(viii)        a certificate executed by each of the Buyer and the Parent, dated as of the Closing Date, certifying that (A) the representations and warranties of such Buyer and Parent contained in this Agreement are true and correct as of the Closing Date (other than representations and warranties that are made as of a specified date, which shall be true and correct as of such specified date); and (B) such Buyer and Parent has performed and complied with all covenants required to be performed by such Buyer and Parent at or prior to the Closing; and

(ix)          all other agreements, documents, instruments or certificates reasonably required to be delivered by Buyer and Parent at or prior to Closing.

(d)            The closing of the transaction contemplated by this Agreement shall be confirmation and acknowledgement from Buyer that they (i) have either (a) received approval for the acquisition, issuance, renewal, transfer, or assignment (as the case may be) of, or have provided notice to all applicable jurisdiction related to, all Company Permits set forth in Section 3.12(b) of the Disclosure Schedules; and/or (b) waived any obligation of Sellers related thereto, and thereby releases and agrees to indemnify and hold harmless Sellers from any liability arising therefrom; and (ii) (x) waive any and all consents, notices, or waivers contained in any agreement of the Company set forth in the Disclosure Schedules; (y) assumes all liability arising therefrom and related thereto; and (z) agrees to indemnify and hold harmless Sellers from any liability related thereto.

2.3           Adjustments to the Closing Purchase Price.

(a)            The Closing Purchase Price shall be finally determined in accordance with this Section 2.3.

(b)            No sooner than one hundred and twenty (120) days, but prior to one hundred thirty (130) days, after the Closing Date, Buyer or its Representatives shall prepare and deliver to Sellers’ Representative, a written statement (the “Closing Statement”), setting forth Buyer’s calculation of (i) the Closing Net Working Capital; (ii) the Closing Date Cash; (iii) the Closing Indebtedness; and (iv) the Closing Transaction Expenses, together with Buyer’s calculation of the Closing Purchase Price. The Closing Statement will be calculated and prepared in good faith in accordance with GAAP, consistently applied and consistent with the illustrative example set forth on Exhibit D, which shall control in the event of any ambiguity, inconsistency, or dispute regarding classification, methodology, or calculation. The Parties agree that the Closing Statement shall include a downward adjustment to reflect Accounts Receivables listed in the Closing Net Working Capital that have not been collected, as well as an upward adjustment to the extent of collected Accounts Receivables related to the pre-Closing period but not listed in the Estimated Net Working Capital. All Accounts Receivables of the Company not collected as of the date of the Closing Statement for which an adjustment is made pursuant to this Section 2.3(b) shall be subject to the terms of Section 7.4 herein. Sellers’ Representative and its accountants will be given reasonable access upon prior reasonable notice from the Sellers’ Representative to the Company’s relevant books, records, workpapers, and personnel (including relevant personnel specifically identified by Sellers’ Representative) during normal business hours for the purpose of verifying Buyer’s calculation of the Closing Net Working Capital, the Closing Date Cash, the Closing Indebtedness, and the Closing Transaction Expenses, together with Buyer’s calculation of the Closing Purchase Price, subject to the execution and delivery of customary non-reliance, confidentiality or comparable agreements as reasonably requested by Buyer and/or its advisors; provided, however such access rights shall be available only to the extent reasonably necessary for such review and without undue disruption of the Company’s operations.

(c)            Prior to the date which is thirty (30) days after Buyer’s delivery of the Closing Statement (the “Protest Deadline”), Sellers’ Representative may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which Sellers’ Representative may have to the Closing Statement. The Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor, and shall include a schedule setting forth Sellers’ Representative’s determination of the Closing Net Working Capital, the Closing Date Cash, the Closing Indebtedness, the Transaction Expenses as of close of business on the Closing Date, as well as the resulting Closing Purchase Price. If a Protest Notice is not delivered prior to the Protest Deadline, the Closing Net Working Capital, the Closing Date Cash, the Closing Indebtedness, the Closing Transaction Expenses, and the resulting Closing Purchase Price as set forth on the Closing Statement provided by Buyer pursuant to Section 2.3(b) shall be final, binding, and non-appealable by Sellers’ Representative. If a Protest Notice is delivered prior to the Protest Deadline, any such amounts not disputed therein shall be final, binding and non-appealable by Sellers’ Representative and the Sellers.

(d)            Buyer and Sellers Representative shall confer in good faith and attempt to resolve any disagreement with respect to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice. If Buyer and Sellers’ Representative are unable to resolve any such disagreement within such thirty (30) day period, then any matters that remain in dispute will be referred to CBIZ in Hartford, Connecticut to act as an independent accounting firm (the “Accountant”), which will be instructed to determine the amounts in dispute within forty-five (45) days after such referral. The determination by the Accountant of the amounts in dispute shall be based solely on the written submissions of Buyer and Sellers’ Representative, and shall not involve the Accountant’s independent review, except that the Accountant may request reasonable supporting documentation necessary to resolve the disputed items. In all cases, the Accountant’s review and determination shall be limited only to those matters disputed by Sellers Representative in the Protest Notice delivered in accordance with Section 2.3(c) herein. Each of Buyer, on the one hand, and Sellers’ Representative, on the other hand, will be afforded an opportunity to submit one (1) written submission to the Accountant (a copy of which shall be provided to the other Party) simultaneously and one (1) simultaneous written response to the other Party’s submission, in each case, on days agreed to in the engagement letter with the Accountant. The Accountant may make reasonable requests for additional information from Buyer and Sellers’ Representative after review of the initial written submissions, and if the Accountant elects to request such additional information, Buyer and Sellers’ Representative shall have fifteen (15) days to respond to said request unless otherwise agreed. The Accountant shall act as an expert, and not an arbitrator, in reviewing the submissions of Buyer and Sellers’ Representative or concerning the Protest Notice. Any determination by the Accountant shall not be outside the range defined by the respective amounts in the Closing Statement proposed by Buyer and Sellers’ Representative’s proposed adjustments thereto set forth in the Protest Notice, and absent manifest mathematical error such determination shall be final, binding, and non-appealable on the Parties. Each of Buyer, on the one hand, and Sellers, severally and not jointly, on the other hand, shall bear that percentage of the fees and expenses of the Accountant equal to the proportion (expressed as a percentage and determined by the Accountant) of the dollar value of the disputed amounts determined in favor of the other Party by the Accountant. The Accountant shall render a written, reasoned decision with respect to the Protest Notice, which shall include a statement in reasonable detail of the basis for its decision.

(e)            The final determination of the Closing Net Working Capital, the Closing Date Cash, the Closing Indebtedness, the Closing Transaction Expenses, as well as the resulting Closing Purchase Price pursuant to this Section 2.3 shall be the “Final Closing Purchase Price.” Within ten (10) days following the final determination of the Final Closing Purchase Price (the “Final Determination Date”):

(i)            If the Final Closing Purchase Price is less than the Estimated Purchase Price paid to the Sellers at Closing (the amount by which the Final Closing Purchase Price is less than the Estimated Purchase Price paid to the Sellers at Closing is the “Decrease Amount”), then, within five (5) business days after the determination of the Final Closing Purchase Price, (1) Sellers’ Representative and Buyer shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay the Decrease Amount to Buyer from the Escrow Amount and such instruction shall be sufficient authority for payment; and (2) if the Decrease Amount exceeds the amount paid to the Escrow Amount, Sellers will each pay to Buyer their Proportional Share of the amount by which the Decrease Amount exceeds the Escrow Amount by wire transfer or delivery of other immediately available funds to an account designated by Buyer in writing to each of the Sellers.

(ii)            If the Final Closing Purchase Price exceeds the Estimated Purchase Price paid to the Sellers at Closing (the amount by which the Final Closing Purchase Price exceeds the Estimated Purchase Price paid to the Sellers at Closing is the “Increase Amount”), then, within five (5) business days after the determination of the Final Closing Purchase Price, Buyer will pay to each of the Sellers their respective Proportional Share of the Increase Amount by wire transfer or delivery of other immediately available funds to accounts designated by the Sellers in writing to Buyer.

(f)            Any payments made under this Section 2.3 will be treated by the Parties hereto as an adjustment to the Cash Purchase Price, unless otherwise required by Law.

2.4           Tax Withholding. Buyer and the Company shall be entitled to deduct and withhold from the Cash Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. All amounts so withheld shall be treated as having been paid to Seller for all purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer and Parent:

3.1           Organization and Authority.

(a)           The Company has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations hereunder and thereunder. The Company is duly organized, validly existing and in good standing under the Laws of the State of Connecticut. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on the Business, and to carry out the transactions contemplated by this Agreement and each Ancillary Agreement to which the Company is a party. The Company has made available to Buyer true, correct, and complete copies (that reflect all amendments made thereto (or which are pending) at any time prior to the date hereof) of the Company’s Governing Documents as currently in effect. The Company is not in default under or in violation of any provisions of its Governing Documents. Schedule 3.1 of the Disclosure Schedules sets forth (i) a list of all of the officers, directors, and managers (or similar functions) of the Company; and (ii) each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where failure to so qualify would not result in a Material Adverse Effect.

(b)           This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by all other Parties) constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the Ancillary Agreements to which the Company is or will be a party, when executed and delivered by the Company in accordance with the terms hereof and thereof (assuming due authorization, execution and delivery by all other Parties), shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its respective terms, in each case, subject to any Enforcement Limitation.

3.2           Capitalization and Related Matters.

(a)           The Securities constitute one hundred percent (100%) of the issued and outstanding shares of the Company and the records of the Company reflect that each Seller is the record and beneficial owner of the Securities set forth opposite such Seller’s name on Schedule A. All of the Securities have been duly authorized, are validly issued, and are fully paid and, to the extent applicable, non-assessable. All of the Securities were issued in compliance with applicable Laws. None of the Securities were issued in violation of any agreement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(b)           Except as set forth on Schedule 3.2(b) of the Disclosure Schedules, the Company does not have any other authorized, issued, or outstanding equity securities (or options, warrants, phantom stock, stock appreciation, calls, voting trusts, proxies partnership agreements, profit participation, or similar equity-based rights), including any outstanding securities convertible into, exchangeable for, or measured by reference to any Securities or other equity securities of the Company. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital securities, membership interests or other equity securities or any warrants, options, or other rights to acquire any of its capital securities, or other equity securities. The Company has not knowingly violated any Laws or the Company’s Governing Documents in connection with the offer, sale or issuance of its capital securities, or other equity securities, and, to the Company’s Knowledge, no such equity securities are subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal or any securities Laws. Except as set forth on Section 3.2(b) of the Disclosure Schedules, there are no agreements with any Seller or any other Person with respect to the voting or transfer of any of the equity securities of the Company.

(c)           The Company does not have, and has never had, any Subsidiaries and does not own or hold any equity interest or other security or interest (including the right to acquire any such security or interest) in any Person nor have any obligation to make any capital contribution or other investment in any Person. The Company is not party to any joint venture, voting, proxy, partnership or other similar arrangement or relationship.

3.3           Noncontravention.

(a)            Except as set forth in Section 3.3(a) of the Disclosure Schedules, the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is or will be a party, the execution and delivery of any of the agreements and instruments contemplated hereby, the fulfillment of and compliance with the respective terms hereof and thereof, nor the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Securities or other equity securities, properties or assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or require any authorization, consent, approval, exemption or other action of or by, or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Governing Documents of the Company, or any Law, Contract, Data Security Requirement, Company Permit or judgment, decision, decree, order, injunction, writ, stipulation, determination, or ruling to which the Company or its assets is subject.

(b)            The Company is not party to or bound by any Contract or written or oral understanding with respect to a Company Transaction other than this Agreement. There is not any Action pending, or to the Company’s Knowledge threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, award, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) result in Buyer or the Company paying, or otherwise becoming subject to an obligation in respect of, damages or other relief in connection with the transactions contemplated hereby.

3.4           Financial Information.

(a)           Section 3.4(a) of the Disclosure Schedules sets forth the internally prepared unaudited balance sheets and statements of operation of the Company as of and for (i) the fiscal years ending December 31, 2025 and December 31, 2024 (the “Unaudited Financial Statements”); and (ii) interim year financial statements through April 30, 2026 (the “Interim Financial Statements” and together with the Unaudited Financial Statements collectively, the “Financial Statements”), and have been delivered to Buyer prior to Closing. The Financial Statements included on Section 3.4(a) of the Disclosure Schedules have been prepared in accordance with GAAP consistently applied throughout the periods covered, subject in the case of the Interim Financial Statements to normal and recurring year-end adjustments. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(b)            The Company maintains and complies, and at all times during the past three (3) fiscal years and for the period starting January 1, 2026, until the date hereof, has maintained and complied, in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed and its business is operated in accordance with management’s general or specific authorization and with Laws; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, as applied consistent with the historic principals, practices, and methodologies of the Company. At no time during the past three (3) years has (x) any significant deficiency or weakness in any system or internal accounting controls used by the Company been identified in writing by the Company’s accountants or management; (y) to the Company’s knowledge, any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of the financial statements referenced in Section 3.4(a) or the internal counting controls used by the Company occurred; or (z) there been any material claim or allegation made against the Company of any of the foregoing.

(c)           Section 3.4(c) of the Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all outstanding Indebtedness of the Company and all unpaid Transaction Expenses of the Company.

3.5           Absence of Undisclosed Liabilities. Except as set forth on Section 3.5 of the Disclosure Schedules, the Company does not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP except (a) liabilities specifically reflected on the face of the Latest Balance Sheet; or (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business.

3.6           No Material Adverse Effect. Since the date of the Latest Balance Sheet, to the Company’s knowledge, there has occurred no fact or event which has had or would reasonably be expected to have a Material Adverse Effect on the operation of the Company’s Business.

3.7           Absence of Certain Developments. Except as set forth on Section 3.7 of the Disclosure Schedules, since December 31, 2025, until the date hereof, the Company has operated in all material respects in the Ordinary Course of Business and the Company has not:

(a)           discharged or satisfied any Encumbrance or paid any Liabilities, other than current Liabilities paid in the Ordinary Course of Business;

(b)           declared, set aside or made any payment or distribution of cash or other property to any of its equity holders with respect to such equity holder’s equity interest or otherwise, other than distributions made in the Ordinary Course of Business;

(c)           purchased, redeemed, or otherwise acquired or issued any equity securities (including any warrants, options or other rights to acquire its units, membership interests or other equity securities);

(d)           sold, assigned, transferred, leased, subleased, licensed or sublicensed any of its tangible properties or assets, except in the Ordinary Course of Business;

(e)           (i) sold, assigned, transferred, abandoned, permitted to lapse (except at the end of their maximum statutory terms), subjected to any Encumbrance (other than a Permitted Encumbrance), or otherwise disposed of any Intellectual Property Rights; or (ii) disclosed (or permitted any Person to disclose) any Confidential Information to any Person (other than to Buyer and its Affiliates or in the Ordinary Course of Business, pursuant to written agreements, in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

(f)            (i) made, announced or granted any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any wage or salary or other compensation or benefits increase or decrease to any current or former employee or other individual service provider; (ii) except as required by applicable Law, increased or accelerated or committed to accelerate the funding, payment or vesting of the compensation or benefits provided under any Plan, or amended, modified or terminated any Plan or adopted, established or entered into any Plan or take any action under this clause (ii) with respect to any plan, policy, program, or Contract that would be a Plan if in effect on the date hereof; (iii) negotiated, modified, extended, terminated, or entered into any collective bargaining agreement or other Contract with any labor organization, labor union, or group of employees (each a “CBA”), or recognized or certified any labor union, labor organization, or group of employees as the bargaining representative for any employees of the Company; (iv) taken any action to accelerate the time of payment, funding or vesting of any compensation or benefits under any Plan; (v) hired, engaged, furloughed, temporarily laid off or terminated (without cause) the employment, engagement or service of any employee or independent contractor of the Company; or (vi) forgiven any loans or made any loans to any current or former employee or other individual service provider;

(g)           implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes, or other actions that could implicate the WARN Act;

(h)           waived or released any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(i)            suffered any extraordinary financial losses or cancelled or waived any debts, claims or other rights (whether or not in the Ordinary Course of Business) in excess of Twenty-Five Thousand and 00/100 Dollars $(25,000.00);

(j)            waived, settled or compromised any claim, other than waivers, settlements or compromises in the Ordinary Course of Business involving solely monetary payments not in excess of Twenty-Five Thousand and 00/100 Dollars $(25,000.00) in the aggregate;

(k)            suffered any damage, destruction or casualty loss to one of its assets or properties in excess of Twenty-Five Thousand and 00/100 Dollars $(25,000.00) in the aggregate, whether or not covered by insurance;

(l)            made any commitment for capital expenditures in an amount in excess of Twenty-Five Thousand and 00/100 Dollars $(25,000.00) individually or One hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate;

(m)          made any loans or advances to any Person, other than in the Ordinary Course of Business.

(n)           made any change in any method of accounting or accounting policies or practices;

(o)           made, revoked or changed any material Tax election (other than in the Ordinary Course of Business or as required by applicable Law), settled any material Tax claim or assessment, filed any amended Tax Return (other than to correct immaterial errors or claim a refund), entered into any closing agreement, adopted or changed any Tax accounting method, agreed to or requested any non-routine extension or waiver of a Tax statute of limitations period, failed to pay any material Tax when due and payable, prepared or filed any Tax Return in a manner materially inconsistent with past practice, or surrendered any material right to claim a refund of Taxes;

(p)           amended, modified or terminated any contract which, but for such termination, amendment, or modification would be a Material Contract;

(q)           amended its Governing Documents;

(r)            dissolved, wound up, liquidated or adopted a plan of dissolution, liquidation, restructuring or recapitalization with respect to the Company; or

(s)           agreed or committed to do any of the foregoing.

3.8           Assets. The Company has good and valid title to, or a valid leasehold interest in, all properties and assets used in, necessary for, or developed for the operation of the Business located on any of its premises or shown on the Latest Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business since the date of the Latest Balance Sheet) (the “Assets”), free and clear of all Encumbrances (except for Permitted Encumbrances). The Assets include (i) all of the assets, whether tangible or intangible, real or personal, that are used in or are necessary for the operation of the Business as presently conducted; (ii) all assets owned or used by Company or any of its Affiliates which are used in or are necessary for the conduct of the Business as operated during the one (1) year period prior to the date hereof.

3.9           Contracts and Commitments.

(a)            Except as set forth on Section 3.9(a) of the Disclosure Schedules, the Company is not party to or bound by any:

(i)            profit sharing, option, profits interests, phantom interest, restricted equity, incentive equity, employee equity purchase, bonus or other plan or arrangement providing for deferred or other compensation to current or former employees or other individual service providers, or any other employee benefit plan or arrangement, or any severance agreements, programs, policies or arrangements;

(ii)           Contract providing for (A) the employment, retainer or engagement of any former (to the extent of any ongoing Liability) or current director, officer, employee or other individual service provider; (B) retention, indemnification, change of control, severance or other termination payments or benefits or other special or unusual compensation arrangements to former (to the extent of any ongoing Liability) or current director, officer, employee or other individual service provider; or (C) loans to former or current equity holders, members, officers, directors, managers, employees, other individual service providers, partners or Affiliates;

(iii)          Contract under which (A) the Company has made advance or loan to any other Person; or (B) any Person would be deemed to have Indebtedness to the Company;

(iv)          Contract or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset(s) or property(ies) of the Company;

(v)           lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party;

(vi)          lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(vii)         Contract or group of related Contracts, other than in the Ordinary Course of Business, with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of Twenty-Five Thousand and 00/100 Dollars $(25,000.00);

(viii)        Contracts that relate to Intellectual Property Rights (including any licensing of or granting rights to Intellectual Property Rights by the Company to any Person or by any Person to the Company) and any other contracts affecting the Company’s ability to own, use, transfer, license, disclose or enforce any Intellectual Property Rights (or any assignment, license, royalty, development (and co-development), acquisition or divestiture agreements, concurrent use, settlement, consent to use, covenant not to sue, software escrow and indemnification agreements relating to any Intellectual Property Rights, in each case other than any Off-the-Shelf Software Licenses) (collectively, “IP Agreements”);

(ix)           warranty agreement with respect to its services rendered or its products sold or leased, other than any warranty provided in the Ordinary Course of Business;

(x)            Contract with a term of more than twelve (12) months which is not terminable by the Company upon less than sixty (60) days’ notice without a penalty;

(xi)           Contract with a Material Customer;

(xii)          Contract with a Material Supplier;

(xiii)         CBA;

(xiv)        settlement, conciliation or similar Contract;

(xv)         sales representative, commission or similar Contract;

(xvi)         Contract under which pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other third parties (including any contract containing “most favored nation” or “tracking customer” or “best pricing” provisions), disclosure of company cost data or comparable pricing data, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, or rights of first negotiation are granted or received;

(xvii)        Contract which provides for or otherwise includes a minimum volume or purchase requirement or similar obligation or arrangement;

(xviii)       Contracts with any Governmental Authority; or

(xix)         Contract prohibiting or restricting the Company from freely engaging in any business or competing anywhere in the world.

(b)            All of the Contracts, leases, agreements and instruments set forth or required to be set forth on Section 3.9(a) of the Disclosure Schedules (collectively, together with Off-the-Shelf Software Licenses, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms (assuming authorization, execution and delivery by all other parties thereto), in each case, subject to any Enforcement Limitation. Except as set forth on Section 3.9(b) of the Disclosure Schedules, (i) the Company has performed all obligations required to be performed in all material respects by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract to which it is subject; (ii) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Material Contract to which it is subject; (iii) no Material Contract by which the Company is bound is currently subject to or is expected to be subject to cancellation, failure to renew or any other modification by the other party(ies) thereto or is subject to or is expected to be subject to any penalty, right of set-off or other charge by the other party(ies) thereto for late performance or delivery; and (iv)  the Company is not aware of any breach by the other party(ies) to any Material Contract to which the Company is a party. The Company has made available to Buyer a true, correct, and complete copy (including all amendments, waivers or other changes) of each Material Contract.

3.10         Intellectual Property Rights; IT, Cybersecurity and Data Privacy.

(a)           Section 3.10(a) of the Disclosure Schedules contains a complete and accurate list of all applied-for, registered or issued Intellectual Property Rights owned by, registered to, or filed in the name of the Company. To the Company’s Knowledge (i) all Company IP is valid, in full force and effect, subsisting, and enforceable, (ii) the Company exclusively owns and possesses all right, title and interest in and to all Company IP; and (iii) the Company has sufficient rights pursuant to a valid and enforceable license (each of which is listed on Section 3.9(a)(viii) of the Disclosure Schedules other than Off-the-Shelf Software Licenses) to all other Business IP, in each case of (ii) and (iii), free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           There are no, and there have not been any, Actions pending, sent or received in writing by, or, to the Company’s Knowledge, otherwise threatened by or against, the Company asserting, contesting or relating to any Intellectual Property Right (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith (including any offers or demands to license or cease and desist letters)), Company Product, Data Security Requirement, Personal Information or Security Incident. To the Company’s Knowledge, (i) neither the Company, nor the conduct of the Business, has infringed, misappropriated, diluted, or conflicted with, or infringes, misappropriates, dilutes or conflicts with, any Intellectual Property Rights of any other Person; and (ii) no Person has infringed, misappropriated, diluted or conflicted with or is infringing, misappropriating, diluting or conflicting with, any Company IP.

(c)            The Company maintains commercially reasonable policies, procedures, and rules regarding data processing, privacy, protection and security that comply with all Data Security Requirements. The Company is, and has been, in material compliance with all Data Security Requirements, except where failure to comply would not have a Material Adverse Effect.

(d)            To the Company’s Knowledge, there have been no Security Incidents with respect to any Company Systems or trade secrets included in the Business IP or Processed by or on behalf of the Company, or that is otherwise material to the business of the Company. The Company has not been notified of, or required to notify any Person of, any Security Incident.

3.11         Litigation. Except as set forth on Section 3.11 of the Disclosure Schedules, (a) there has not been, and there is not, any Action pending against the Company or by the Company affecting the Company or the Business that is material to the Company or the Business, and, to the Company’s Knowledge, there is no Action threatened (whether in writing or orally) against the Company that is material to the Company or the Business; (b) there has not been, and there is not, any Action pending against, or to the Company’s Knowledge threatened against, any current or former director, officer, or employee of the Company, in each case in their capacity as such, that is material to the Company or the Business.; and (c)  neither the Company nor the Business, nor any of the Company’s assets, is subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination, award or ruling of any Governmental Authority that is material to the Company or the Business.

3.12         Compliance with Laws; Permits and Licenses.

(a)            The Company is in compliance in all material respects with all Laws applicable to it or its Business, properties or assets, except where failure to be in compliance would not have a Material Adverse Effect. The Company has not received any written notices of, and no claims have been filed against the Company alleging, any material violation of applicable Law that remains unresolved.

(b)           The Company holds and is in compliance in all material respects with all permits, licenses, franchises, bonds, approvals, certificates, qualifications, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of the Business and the ownership, use, occupancy, maintenance and operations of its properties and assets in the conduct of the Business (collectively, the “Company Permits”). Section 3.12(b) of the Disclosure Schedules sets forth a list of all of the Company Permits. No written notices have been received by the Company alleging the material failure to hold or comply with any Company Permit or threatening cancellation, termination or material modification of any Company Permit that have not been resolved. The Company has made available to Buyer true, correct, and complete copies of all such Company Permits set forth on Section 3.13(b) of the Disclosure Schedules. Except as set forth on Section 3.12(b) of the Disclosure Schedules, all Company Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing and renewal fees. Except as set forth on Section 3.12(b) of the Disclosure Schedules, no Company Permits will be adversely affected by consummation of the transactions contemplated hereby.

(c)           None of the representations and warranties contained in this Section 3.12 shall be deemed to relate to environmental matters (governed by Section 3.13), employee benefits matters (governed by Section 3.15), employee matters (governed by Section 3.14), or tax matters (governed by Section 3.17).

3.13         Environmental Matters.

(a)            Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company is, and has been for the preceding three (3) years, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Environmental Permits and any past non-compliance having been resolved without ongoing obligation or costs.

(b)           (i) There are not any Actions pending, or to the Company’s Knowledge threatened, against the Company pursuant to Environmental Laws, and (ii) the Company has not received any written notice, report, claim, demand, notice of violation, citation notice, order, or directive, in each case, alleging any material violation of, or material Liability under, Environmental Laws that has not been resolved.

(c)            There has been no Release of Hazardous Substances with respect to any of the Company’s currently or formerly owned, leased, or operated property during the Company’s operation of the same, or of which the Company has knowledge, that would give rise to material Liability for the Company.

(d)           There are not and there have not been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Company’s currently or formerly owned, leased, or operated properties during the Company’s operation of the same, or of which the Company has knowledge, that would give rise to material Liability for the Company.

(e)           Except as set forth in Section 3.13 (e) of the disclosures schedules, to the Company’s knowledge, the Company has not treated, stored, disposed or arranged for the disposal of, transported, distributed, handled, Released, or owned, leased, or operated any property or facility contaminated by, any Hazardous Substance, in each case, as has given, or would give, rise to material Liabilities of the Company under any Environmental Law.

(f)            The Company has not assumed, or provided an indemnity with respect to, any Liability of any other Person under Environmental Laws or relating to any Hazardous Substance.

(g)            Except as set forth in Section 3.13(g) of the Disclosure Schedules, neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws.

(h)            Copies of all environmental health and safety assessments, audits, reports and other material environmental, health or safety documents relating to Liabilities or noncompliance status under Environmental Laws of the Company or to the environmental condition of the Leased Real Property or any facilities previously owned or operated by the Company, in each case that are in the possession of any Seller or the Company pertaining to the three (3) year period prior to the date hereof, have been made available to Buyer.

3.14         Employees.

(a)            Section 3.14(a) of the Disclosure Schedules correctly sets forth for each of the Company’s employees their respective name, job title, work location, status as full- or part-time, date of hire, exempt or non-exempt classification under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages, visa status if not a U.S. citizen (as applicable), vacation/paid-time off balance, employing entity, current annual salary or hourly wage rate (as applicable), bonus and commission entitlement, and whether any employee is absent from active employment, including furloughs, leaves of absence or disability (and where an employee is absent or on furlough or leave, the type of absence or leave and expected return to work date). Schedule 3.14(a)(ii) correctly sets forth for each of the Company’s independent contractors their respective name, service description, work location (including applicable U.S. state), length of service, date of engagement, estimated hours worked per week, whether the contractor is engaged directly or through a staffing agency, whether the contractor is subject to a written agreement, nature of services provided, and fee schedule for each of the Company’s independent contractors in the past three (3) years, including any owner-operators and whether any such individual is a licensed motor carrier under applicable Law.

(b)            Except as set forth on Section 3.14(a) of the Disclosure Schedules, (i) the Company is not, and at no time has the Company been, party to or bound by any CBA, and no employee of the Company is or has been represented by a labor union or other labor organization; (ii) the Company is in compliance with, and at all times has complied in all material respects with, all Laws relating to employment, labor and employment practices, including all Laws relating to wages and hours (including the classification of exempt and non-exempt employees and independent contractors), vacation, human rights, employment standards and terms and conditions of employment, workers’ compensation, labor relations, plant closings, furloughs and layoffs (including the WARN Act), occupational health and safety and accessibility, workplace safety and insurance, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, employee leave issues, employee trainings and notices, pay equity, equal opportunity, affirmative action and Office of Federal Contract Compliance Programs compliance, fair labor standards, nondiscrimination and retaliation, whistleblowing, disability rights or benefits, and the withholding, collection, remittance and payment (as the case may be) of social security, unemployment insurance, statutory deductions and withholdings, and other Taxes or any other employment- or labor-related Laws; (iii) there is no pending or, to the Company’s Knowledge, threatened strike, slow-down, work interruption, stoppage, lockout, walkout, hand billing, picketing, unfair labor practice charge, labor grievance, labor arbitration or other material labor or employment dispute or other Action against, by or affecting the Company, and no such dispute or other Action has occurred or been threatened; (iv) the Company is not, and has not been, in material breach of any provision of, an employment, consulting or independent contractor-related Contract; (v) there are no ongoing, or to the Company’s Knowledge threatened, union organizing activities or proceedings with respect to any employees of the Company and no such activities or proceedings have occurred; (vi) since December 31, 2022, no labor union, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (vii) to the Company’s Knowledge, no employee or independent contractor of the Company is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements that would restrict such employee or independent contractor in the performance of his or her duties or the ability of the Company to conduct its business. Except as set forth on Section 3.14(b) of the Disclosure Schedules, to the Company’s Knowledge, and except in the normal course of the Business of the Company, no employee or independent contractor of the Company has provided written notice of termination of employment or engagement or has communicated an intent to terminate employment or engagement, in each case within the past one (1) month.

(c)           The Company has fully and timely paid all wages, salary, wage premiums, prevailing wages, commissions, bonuses, fees, vacation pay, holiday pay, sick leave pay, severance and termination payments or other compensation which have come due and payable to its current and former employees, directors, officers and independent contractors under applicable Law, Contract or Company policy. To the Company’s Knowledge, the Company is not liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

(d)           Except as set forth on Section 3.14(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with any other event, including a termination of employment or engagement) will result in, or give rise to any right of any current or former employee, director, officer or independent contractor of the Company to receive, any payment, benefit or other compensation (including severance, retention, change in control, transaction, or similar payments or benefits), or any acceleration of the vesting, funding or payment of any compensation or benefits.

(e)           To the Company’s Knowledge, each individual who is providing services to the Company and who is classified and treated as an (i) independent contractor, consultant or other non-employee service provider; or (ii) exempt employee, in each case, is properly classified and treated as such for all applicable purposes except where failure to properly classify would not have a Material Adverse Effect.

(f)            The Company has promptly, thoroughly and impartially investigated all employment discrimination, sexual harassment or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action, and the Company does not reasonably expect to incur any Liability with respect to any such allegation. The Company is not aware of any such allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(g)           Except as set forth on Section 3.14(g) of the Disclosure Schedules, the Company has not (i) planned, announced or taken any actions to close or shut down any facility, furlough or otherwise temporarily lay-off employees or individual independent contractors, terminate the employment or engagement of any employee or independent contractor, reduce hours, wages, salaries, fees or other compensation or benefits of employees or individual independent contractors or provided notice of any intent to do any of the foregoing; or (ii) otherwise experienced any material employment-related Liability, in each case.

(h)           To the Company’s Knowledge, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

3.15         Employee Benefit Plans.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth an accurate and complete list of each material Plan. For the purposes of this Agreement, “Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as each other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, including any bonus plan, arrangement for deferred compensation, option, equity purchase, restricted equity unit, equity appreciation, phantom equity, profits interests, other equity or equity-based, retirement, pension, employment, restrictive covenant, separation, consulting, severance, gratuity, termination indemnity, incentive, commission, retention, stay bonus, profit sharing, vacation, death benefit, sick leave, fringe benefit, paid time off, accident, disability, change of control or transaction, employee health or other welfare benefit plan, program, policy, agreement or other arrangement, whether written or oral, involving direct or indirect benefits, in each case that is: (x) maintained, sponsored or contributed to (or required to be contributed to) by the Company, (y) maintained or sponsored or contributed to (or required to be contributed to) by the Sellers or any of their respective Affiliates or for the benefit of current or former officers, directors, managers, employees, agents, contractors or Representatives of the Company, or (z) under or with respect to which the Company has any Liability or obligation; or other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, maintained by a professional employer organization for the benefit of current or former employees of the Company (the “PEO Plans”).

(b)           No Plan is, and none of the Company nor any entity or Person treated, at any relevant time, as a single employer with the Company under Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”) have, sponsors, maintains, contributes to or has any obligation to contribute to or has any other Liability (including current or potential withdrawal liability) under or with respect to, any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (iv) “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code. The Company does not have any Liability or other obligation by reason of being treated as an ERISA Affiliate with any other entity other than the Company.

(c)            No Plan (including, any PEO Plan) provides, and the Company does not have any current or contingent Liability under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees or other owners or service providers or their dependents or other Person (except as required to be provided under COBRA and for which the recipient pays the full premium cost).

(d)           With respect to each Plan (including, each PEO Plan), all required payments (including all employer contributions and employee salary reduction contributions), premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing that are due have been timely made under the terms of any Plan, ERISA, the Code and applicable Law and all such contributions or payments ending on or prior to the date hereof that are not yet due have been made or properly accrued for in accordance with Accounting standards. None of the Plans (including, any PEO Plans) have any unfunded liabilities which are not reflected on the Latest Balance Sheet in accordance with Accounting standards.

(e)            The Plans and all related arrangements, agreements, trusts, insurance contracts and funds and, to the Company’s Knowledge, any PEO Plans, have been established, maintained, funded, invested, operated and administered (including the filing of any required governmental forms or participant distributions) in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable Laws and no act, event, or omission has occurred and no condition exists with respect to any Plan that would subject the Company, Buyer or any of their respective Affiliates to any material fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law, either directly or by reason of the Company’s affiliation with any ERISA Affiliate. The Company has not incurred (whether or not assessed) any Tax, penalty or other Liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)            There have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Plan (including any PEO Plan) that would reasonably be expected to result in material Liability to the Company. No Actions with respect to the Plans (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened.

(g)            Each of the Plans which is or was intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or opinion letter, as applicable, from the IRS, under which the Plan is currently entitled to rely upon, that such Plan is qualified under Section 401(a) of the Code.

(h)            The Company has provided to Buyer true, complete and correct copies, as applicable, of: (i) the current Plan documents (or written descriptions of any unwritten Plans), including any trust documents (with all amendments thereto) and summary plan descriptions with any applicable summaries of material modifications thereto; (ii) the most recent determination or opinion letter, if any, received from the IRS; (iii) the most recent annual report required to be filed with any Governmental Authority (including any Form 5500, with all applicable schedules and attachments); (iv) all related trust agreements, insurance contracts, administrative agreements and other funding arrangements that implement each Plan; and (v) any non-routine or written communications to or from any Governmental Authority, or any written notices to or from any Governmental Authority, addressing any matter involving actual or potential Liability relating to a Plan.

(i)            Any individual who performs services for the Company and who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Law for any purpose including for Tax withholding purposes or Plan (including, any PEO Plan) purposes. The Company has no material Liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Plan (including any PEO Plan) or any Person being improperly allowed to participate in any Plan (including any PEO Plan).

(j)            Except as otherwise disclosed on Section 3.15(j) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could, directly or indirectly (i) give rise to any Liability or the forgiveness of any indebtedness under any Plan or otherwise, including Liability for compensation, benefits, severance pay, unemployment compensation, termination pay, or withdrawal liability; (ii) require funding or payment, or accelerate the time of payment, funding, or vesting or increase the amount of, or result in the forfeiture of, any compensation or benefits due to any current or former officer, director, manager, employee, or other individual service provider of the Company (whether current, former or retired) or their beneficiaries; (iii) limit or restrict the right to amend, terminate, or transfer the assets of, any Plan; (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan; or (v) result in any payment (whether in cash or property or the vesting of property) or benefit to any “disqualified individual” (within the meaning of Section 280G of the Code or any corresponding provision of any state, provincial, local or non-U.S. Tax Law) that could reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). The Company has not entered into any severance or similar arrangement that will result in any obligation (absolute or contingent) to make a payment to any individual following change of control, termination of employment, or termination of consulting arrangement.

3.16         Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all currently active policies, binders and insurance contracts that are maintained by or for the benefit of the Company (the “Insurance Policies”), including the name of the insurer, type of policy, policy number, effective date, limits and deductibles, together with a list of all “self-insurance” programs and a list of the claims history of the Company since the December 31, 2023. Each of the Insurance Policies is in full force and effect with all premiums due having been paid in full, and, to the Company’s Knowledge, the Company is not in default under any Insurance Policy. The Company has not received any written notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy.

3.17         Tax Matters.

(a)           The Company has timely filed with the appropriate Taxing Authority after giving effect to any extensions granted with respect thereto, all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, complete and accurate in all material respects and were prepared in compliance with all applicable Laws. Except as set forth on Section 3.17(a) of the Disclosure Schedules, the Company has not requested or obtained any extension of the time in which to file any Tax Return that has not been filed or to pay any Tax that has not been paid. All Taxes due and payable by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid, and the Company has withheld and timely paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, unitholder, creditor or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company has made available to Buyer true and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company for all Tax periods beginning on or after January 1, 2023. To the Company’s Knowledge, the Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors, or agents of the Company. Since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business.

(b)           (i) The Company has not waived or consented to extend any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period and no such request to waive or extend is outstanding; (ii) there is no dispute or claim concerning any Tax Liability of the Company either claimed or raised by any Taxing Authority in writing nor is there any Action pending or ongoing with respect to Taxes; (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction and the Company is not subject to Tax in any country outside the country in which it is organized organization by virtue of (A) having a permanent establishment or other fixed place of business or (B) having a source of income in that jurisdiction (and the Company is not subject to any such Taxes); and (iv) there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon the assets of the Company.

(c)           The Company has not received from any U.S. federal, state, local or non-U.S. Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) (i) any written notice indicating an intent to open an audit or other review; (ii) any request for information related to Tax matters; or (iii) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.

(d)           Except as set forth on Section 3.17(d) of the Disclosure Schedules, the Company (i) is not now nor has it ever been a member of an Affiliated Group filing a combined, consolidated or unitary Tax Return, a “passive foreign investment company” within the meaning of Section 1297 of the Code; or a “controlled foreign corporation” within the meaning of Section 957 of the Code; and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. The Company is not now nor ever has been, nor will the Company be at the Closing, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           The Company has properly collected and remitted all sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(f)            Neither the Company nor the Buyer Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the date hereof; (ii) use of an improper method of accounting for a taxable period ending on or prior to the date hereof; (iii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, provincial, local or non-U.S. income Tax Law) executed on or prior to the date hereof; (iv) intercompany transaction occurring at or prior to the Closing or excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (v) installment sale or open transaction disposition made on or prior to the date hereof; or (vi) prepaid amount received on or prior to the date hereof or deferred revenue accrued on or prior to the date hereof. The Company has for the past five (5) years used the accrual method of accounting for applicable Tax purposes.

(g)            The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under other Law) or (ii) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) or Sections 455 or 456 of the Code (or any similar method under other Law).

(h)            The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i)            The Company has not, and no officer, director, manager, employee or other service provider of the Company (whether current, former or retired) has incurred any liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. Each contract, arrangement or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) complies with and has been maintained in accordance with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the applicable guidance issued thereunder in all respects and no amount under any such 409A contract, arrangement or plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(j)            The Company has not requested or received any Tax ruling that would have continuing effect after the date hereof.

(k)           None of the equity interests in the Company for which a valid election under Section 83(b) of the Code has not been made is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(l)            The Company is not a party to or bound by, or has any Liability under, any Tax allocation, indemnification, sharing or similar agreements or arrangements.

(m)          Except as set forth on Section 3.17(m) of the Disclosure Schedules, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n)           Except as set forth on Section 3.17(n) of the Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, in and of themselves, result in the Company incurring any Tax Liability, other than transfer, documentary, stamp, stock transfer or similar Taxes payable in connection therewith.

(o)           The Company has not entered into any transaction, agreement or arrangement, the principal purpose of which is the evasion or avoidance of Taxes, and has not taken any action that would result in the Company incurring any Tax Liability after the Closing with respect to any taxable period (or portion thereof) ending on or before the Closing Date, other than Taxes reflected on the Latest Balance Sheet.

3.18         Brokerage. Except as set forth on Section 3.18 of the Disclosure Schedules, there are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.

3.19         Bank Accounts; Names and Locations. Section 3.19 of the Disclosure Schedules lists all of the bank accounts owned by the Company (designating each authorized signatory and the level of each signatory’s authorization). Neither the Company nor any of its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company are located at the locations set forth on Section 3.19 of the Disclosure Schedules.

3.20         Affiliated Transactions. Except as set forth on Section 3.20 of the Disclosure Schedules, no current or former equity holder, officer, director, employee, member, manager, managing member or Affiliate of the Company, including any Seller or its Affiliates (other than the Company) or, to the Company’s Knowledge, any Immediate Family Member to any such individual or any entity in which any such Person or individual owns or has any interest in, has any ownership or right, title or other interest in any tangible (real or personal) or intangible property or assets (including Intellectual Property Rights) owned or used by, is a party to any agreement, contract, commitment or transaction with, or performs any services for, or on behalf of, or provides any group purchasing benefits to or with respect to, or that is necessary for the operation of, the Company or any of its Affiliates.

3.21         Customers and Suppliers. Section 3.21 of the Disclosure Schedules sets forth (a) a list of the top ten (10) customers of the Company (by volume of sales to such customers) (collectively, the “Material Customers”); and (b) a list of the top ten (10) suppliers of the Company (by volume of purchases from such suppliers) (collectively, the “Material Suppliers”), for the fiscal years ended 2024 and 2025. The Company has not received any written notice from any Material Customer to the effect that, any such Material Customer will stop, decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, buying goods, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any Material Supplier to the effect that, any such Material Supplier will stop, decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.22         Real Property.

(a)           The Company does not own any real property.

(b)           Section 3.22(b) of the Disclosure Schedules sets forth the address of each Leased Real Property. The Company has delivered or made available to Buyer a true, correct, and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property and are the result of bona fide arm’s length negotiations between the Parties. Except as set forth on Section 3.22(b) of the Disclosure Schedules and subject to any Enforcement Limitations, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are not any disputes with respect to such Leases; (iv) neither the Company nor, to the Company’s Knowledge, any other party to the Lease is in material breach or default under such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (vi) the Company has not assigned, transferred, sublet or collaterally assigned or granted any other security interest in such Lease or any interest therein. The Leased Real Property identified in Section 3.22(b) of the Disclosure Schedules comprises all of the real property used in the Business.

(c)           Additionally, and without limiting the foregoing, as to each Leased Real Property, except as set forth on Section 3.22(c) of the Disclosure Schedules: (i) the use, occupancy and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction easement license permit, or agreement; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, there are no disputes, oral agreements or forbearance programs in effect as to the Real Property Leases, and no security deposit or portion thereof deposited with respect to each Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full to the extent required by such Real Property Lease; (iii) to the Company’s Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company; (iv) there are no Actions pending or, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings, and the Company has not received any written notice of any pending or threatened condemnation proceedings in the nature of eminent domain in connection with any parcel of the Leased Real Property; (v) the Company has not received any written notice of violation of any insurance requirements applicable to the Leased Real Property; (vi) there are no unpaid brokerage commissions or finder’s fees with respect to any Real Property Lease; and (viii) there are no unsatisfied capital expenditure requirements or remodeling obligations of the Company with respect to or mandated by any Real Property Lease other than ordinary maintenance and repair obligations.

(d)           To the Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the improvements comprising any of the Leased Real Property and are no facts or conditions affecting any of such Leased Real Property or improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of same in the operation of the Business.

3.23         International Trade Matters.

(a)           Neither the Company, nor any of its officers, managers or employees, nor, to the Company’s Knowledge, any agent or other third-party representative acting on behalf of the Company, (x) is currently, or at any time has been: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all Ex-Im Laws; or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or applicable anti-boycott Laws (collectively, “Trade Control Laws”), or (y) has directly or indirectly (i) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person; or (iii) violated any applicable Anti-Corruption Laws.

(b)           The Company has maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials. The Company has maintained policies and procedures and adhered to systems of internal controls that are reasonably adequate to ensure compliance with applicable Anti-Corruption Laws and Trade Control Laws, except where failure to maintain said books and records would not have a Material Adverse Effect.

(c)           Neither the Company nor any of its directors, officers, employees, agents, or Representatives has received from any Governmental Authority or any other Person any written notice, deficiency notice, inquiry or internal or external allegation nor have they been the subject of any investigation, prosecution or other enforcement action related to any Anti-Corruption Laws or Trade Control Laws, and no such allegations, notices, investigations, prosecutions or other actions are pending or threatened. Neither the Company nor any of its directors, officers, employees, agents or Representatives have made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.24         Product Warranties. Except as set forth on Section 3.24 of the Disclosure Schedules, (a) during the past three (3) years, there have been no, and as of the date hereof there are no, Actions pending, to the Company’s knowledge threatened against the Company based upon any breach of warranty or seeking other damages relating to, or arising from, any work, workmanship or services provided by the Company or any products or materials used therein (including arising out of any injury to individuals or property as a result of the possession, presence or use thereof) from any Person or with respect to any particular matter (or series of related matters) for or involving in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) individually or One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate; and (b) none of the work, workmanship or services provided by the Company or any products or materials used therein are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of the Company’s standard warranty or terms and conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

As a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, and with respect to each representation and warranty made by such Seller only with respect to such Seller, hereby represents and warrants to Buyer and Parent that:

4.1           Capacity. Such Seller has full power, authority and legal capacity to enter into this Agreement and the other Ancillary to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder.

4.2           Authorization. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by all parties) constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, and each of the Ancillary Agreements to which such Seller is or will be a party, when executed and delivered by such Seller in accordance with the terms hereof and thereof, (assuming due authorization, execution and delivery by all parties) shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its respective terms, in each case, subject to any Enforcement Limitation.

4.3           No Violation. Such Seller is not subject to nor obligated under any applicable Law or any Contract, license or permit, or subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination or ruling, which would be breached or violated by such Seller’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.4           Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with such Seller’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.5           Litigation. There are no Actions or orders pending threatened in writing or, to such Seller’s knowledge, orally threatened, against or affecting such Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect such Seller’s performance under this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.6           Brokerage. Except as set forth on Section 4.6 of the Disclosure Schedules, there are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement binding upon such Seller

4.7           Title to Securities. Each Seller is the record and beneficial owner of, and has good and valid title to, the Securities listed opposite such Seller’s name on Schedule A hereto, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws or this Agreement. The Securities are duly authorized, validly issued, fully paid and non-assessable, and each Seller has full right, power and authority to sell, assign and transfer such Securities to Buyer as contemplated hereby. Upon consummation of the Closing and subject to the terms of this Agreement, Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell, assign and transfer to Buyer, good and valid title to the Securities, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws or this Agreement.

4.8           No Other Representations and Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLES III AND IV, NEITHER SELLERS, THE COMPANY, OR ANY REPRESENTATIVE THEREOF HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY REPRESENTATIVE OF THE BUYER WITH RESPECT TO THE COMPANY, THE SELLER, OR THE FINANCIAL CONDITION, ASSETS, LIABILITIES OR OTHER MATTERS RELATING TO THE SELLER, THE COMPANY OR ITS ASSETS OR THE BUSINESS, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, AT LAW OR IN EQUITY, INCLUDING OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR ANY OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) THE OPERATION OF THE COMPANY BY BUYER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE COMPANY OR THE BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As a material inducement to the Company and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Parent hereby represents and warrants to the Company as follows:

5.1           Organization and Authority. Buyer is a [limited liability company] duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Buyer has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby.

5.2           Authorization. The execution, delivery and performance of this Agreement and all of the Ancillary Agreements to which Buyer or Parent is a party have been duly authorized by Buyer or Parent, as applicable, and no other corporate act or other proceeding on the part of Buyer or Parent is necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes a valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Buyer or Parent is a party, when executed and delivered by Buyer or Parent, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its respective terms, in any case, subject to any Enforcement Limitation.

5.3           No Consents. Neither the execution and delivery of this Agreement or the Agreements to which the Buyer by the Buyer, nor the performance by the Buyer of its obligations hereunder or thereunder or the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any of its assets are bound. No material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the Other Agreements to which the Buyer is a party and the consummation of the Contemplated Transactions.

5.4           No Violation. Neither Buyer nor Parent is subject to or obligated under its Governing Documents, or any applicable Law, or any Contract, license or permit, or subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination or ruling, which would be breached or violated by Buyer’s or Parent’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which Buyer or Parent is a party or the consummation of the transactions contemplated hereby or thereby.

5.5           Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with Buyer’s or Parent’s execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which Buyer or Parent is a party or the consummation of the transactions contemplated hereby or thereby.

5.6           Litigation. There are no Actions or orders pending or, to Buyer’s or Parent’s knowledge, threatened against or affecting Buyer or Parent, at law or in equity, or before or by any Governmental Authority which would adversely affect Buyer’s or Parent’s performance under this Agreement or any of Ancillary Agreements to which Buyer or Parent is a party or the consummation of the transactions contemplated hereby or thereby.

5.7           Brokerage. There are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated.

5.8           Purchase for Investment. Buyer is acquiring the Securities for its own account and not with a view to the distribution or resale thereof within the meaning of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement. Buyer understands that the Securities to be acquired by it have not been registered under the Securities Act or applicable state securities laws.

5.9           Solvency. As of immediately following the Closing Date and after giving effect to the transactions contemplated hereby, Buyer and Parent, on a consolidated basis, will be Solvent. For purposes of this Section 5.9, “Solvent” means that, with respect to any Person and its Subsidiaries, on a consolidated basis and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries, will, on a consolidated basis and as of such date, exceed the amount of all known debts of such Person and its Subsidiaries as of such date; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries will, on a consolidated basis and as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their known debts as such debts becomes absolute and matured; (iii) such Person and its Subsidiaries will not have, on a consolidated basis as of such date, insufficient capital; and (iv) such Person and its Subsidiaries, on a consolidated basis, will not have incurred known debts beyond their ability to pay such known debts as they mature. No transfer of property is being made by (or at the direction of) Buyer, Parent, or any of their Affiliates, and no obligation is being incurred by (or at the direction of) Buyer, Parent, or any of their Affiliates, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Parent, or any of their Affiliates, including, following Closing, the Company.

5.10         No Outside Reliance. Buyer and Parent acknowledges that each has had the opportunity to conduct their own due diligence investigation with respect to the transaction contemplated by this Agreement. Notwithstanding anything contained in this Article V, or any other provision of this Agreement to the contrary, Buyer and Parent acknowledge and agree that neither the Sellers nor any of their respective Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in any materials contained or posted in the data site or management presentations that have been provided to Buyer and Parent or any of their respective Affiliates or Representatives, are not and will not be deemed to be representations or warranties of the Sellers or the Company, express or implied, and no representation or warranty, express or implied, is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer and Parent acknowledge and confirm that, regarding the Sellers, the Company, and the transaction contemplated by this Agreement, Buyer and Parent are relying solely on the representations and warranties expressly set forth in Article III and Article IV and that, except for such representations and warranties expressly set forth in Article III and Article IV, Buyer and Parent have not relied on and are not relying on any information provided by the Company or Sellers regarding the Company, Sellers, or the transaction contemplated by this Agreement not expressly set forth in this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1           Survival of Representations and Warranties. It being the express intent of the Parties hereto to modify any statute of limitation or other time period which would otherwise apply, the representations, warranties, covenants and agreements in this Agreement (and all remedies with respect thereto) shall survive the Closing as follows:

(a)           each of the Fundamental Representations shall survive indefinitely;

(b)           each of the representation and warranties set forth in Section 3.13 (Environmental Matters); Section 3.15 (Employee Benefits); and Section 3.17 (Tax Matters) shall survive for thirty-eight (38) months following Closing and terminate immediately thereafter;

(c)           all other representations and warranties in this Agreement other than the Fundamental Representations shall survive for twenty-four (24) months following the Closing and terminate immediately thereafter; and

all covenants and agreements set forth in this Agreement shall survive for the time periods specified therein or, if not specified therein, then for the applicable statute of limitations permitted in respect of such covenants and agreements, except for all covenants and agreements regarding Taxes, which shall survive the closing for a period of thirty (30) days from the expiration of the applicable statute of limitations (all without given effect to any waiver, modification, mitigation, or extension thereof).provided, that, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 6.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if, prior to such time, notice of the nonfulfillment, violation, inaccuracy or breach or potential nonfulfillment, violation, inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given in accordance with Section 6.2 to the Party(ies) against whom such indemnity may be sought. Notwithstanding anything to the contrary, no time limitation shall apply to any claims of fraud and/or intentional misrepresentation.

6.2           Indemnification.

(a)           Indemnification by the Sellers. Subject to the limitations set forth herein, the Sellers shall, jointly and not severally, indemnify the Buyer Parties, and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Party as and when incurred for any Loss which any Buyer Party may suffer, sustain or become subject to (regardless of whether or not such Losses relate to any third-party claim and including, for the avoidance of doubt, Losses related to claims between or among the Parties hereto), as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any inaccuracy in, or breach of, any of the representations and warranties set forth in Article III or in any Ancillary Agreement delivered by the Company;

(ii)           any nonfulfillment, violation or breach of any covenant or agreement by the Company or the Sellers’ Representative under this Agreement;

(iii)          any Closing Indebtedness to the extent not taken into account in calculating the Closing Purchase Price;

(iv)          any Transaction Expenses unpaid as of the close of business on the Closing Date to the extent not taken into account in calculating the Closing Purchase Price;

(v)           the matters described on Section 6.2(a)(v) of the Disclosure Schedules;

(vi)          any Indemnified Taxes; or

(vii)         any employee, independent contractor or consultant-related claim, compensation obligation or liability of the Company, including wages, bonuses, incentive compensation, commissions, severance, change-in-control payments, benefit plan liabilities, misclassification claims or employment-related Taxes, in each case to the extent arising from services performed or circumstances occurring prior to the Closing

(b)           Indemnification by each Seller. Subject to the limitations set forth herein, each Seller shall severally with respect to such Seller only (and not jointly with any other Seller) indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any inaccuracy in, or breach of, any of the representations and warranties of such Seller set forth in Article IV or in any Ancillary Agreement delivered by such Seller pursuant hereto, or

(ii)            any nonfulfillment, violation or breach by such Seller of any covenant or agreement of such Seller set forth herein or in any Ancillary Agreement delivered by such Seller pursuant hereto.

(c)           Indemnification by Buyer. Buyer and Parent shall indemnify the Sellers and each of their respective Affiliates, and their respective agents, partners, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to (regardless of whether or not such Losses relate to any third-party claim and including, for the avoidance of doubt, Losses related to claims between or among the Parties hereto), as the result of, in connection with, relating or incidental to or by virtue of:

(i)            any inaccuracy in, or breach of, any of the representations and warranties of Buyer or Parent set forth in Article V or in any Ancillary Agreement delivered by the Buyer pursuant hereto, or

(ii)           any nonfulfillment, violation or breach of any covenant or agreement by Buyer or Parent under this Agreement or in any Ancillary Agreement delivered by the Buyer pursuant hereto.

(d)           Limitations on Indemnification.

(i)            The amount of Losses which the Buyer Parties may recover pursuant to Section 6.2(a) and Section 6.2(b) shall be determined net of any amounts actually recovered by the Buyer Parties under any insurance policies with respect to such Losses, net of any costs or expenses incurred in connection with such recovery or premium increases. If any such insurance proceeds are actually recovered under insurance policies after payment of any amount otherwise required to be paid to a Buyer Party under this Section 6.2, the applicable Buyer Party shall repay to the Sellers Representative (on behalf of the Sellers), promptly after such determination, any amount that the Sellers would not have had to pay pursuant to this Section 6.2 had such determination been made at the time of such payment. The Buyer Parties shall use commercially reasonable efforts to recover under insurance policies or similar agreements for any Losses prior to seeking indemnification under this Agreement. Any amounts actually recovered under such policies or agreements shall be credited against the indemnifiable Losses.

(ii)            The Buyer Parties shall not be entitled to recover any Losses under Section 6.2 unless the aggregate amount of all such Losses exceeds, on a cumulative basis, an amount equal to One Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($137,500.00) (the “Basket”), in which event the Buyer Parties shall be entitled to recover all such Losses from dollar one.

(iii)          In no event shall the Sellers’ aggregate liability under Section 6.2 (in each case, other than with respect to the Fundamental Representations or fraud or intentional misrepresentation), collectively, exceed Four Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($412,500.00).

(iv)          In no event: (a) shall any of the Sellers’ liability for any claims relating to this Agreement be greater than the consideration received by such Seller hereunder; (b) shall any limitations and monetary caps (including under (ii) and (iii) above) hereunder apply in the case of any breach or inaccuracy of the Fundamental Representations, or for claims for fraud or intentional misrepresentation by the Company and/or the Sellers.

(e)            Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Indemnified Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from the applicable Indemnitor, as the case may be, to the account(s) designated by the applicable Buyer Party or Seller Indemnified Party, as the case may be, within ten (10) Business Days after the final non-appealable determination thereof; provided, that, any indemnification owed by any Sellers to the Buyer pursuant Section 6.2 shall first be satisfied out of the Escrow Account, and second, the Buyer Parties shall be entitled to set off any amounts due or payable to any of the Buyer Parties by Sellers against any amounts otherwise payable by any of the Buyer Parties to Sellers under this Agreement. All indemnification payments under this Section 6.2 shall be deemed adjustments to the Final Closing Purchase Price for all Tax purposes, unless otherwise required by Law.

(f)            Defense of Third-Party Claims. Except as set forth in Section 7.15, any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that, the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnitor is obligated to be greater than such Losses would have been had the Indemnitee given the Indemnitor prompt notice hereunder or to the extent that the Indemnitor forfeits rights or defenses by reason of any such delay. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth in this Section 6.2(f)) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall provide indemnification for all Losses relating to such claim for indemnification subject only to the applicable monetary limitations set forth in this Section 6.2; and provided, further:

(i)            the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that, the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor) and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee;

(ii)           the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation or is with respect to Taxes; (B)  the claim seeks an injunction or equitable relief against the Indemnitee; (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (D) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; or (E) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; and

(iii)          if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities and obligations with respect to such claim, with prejudice. If the Indemnitor controls the defense of a Third-Party Claim and a bona fide written offer is made to settle such Third-Party Claim on terms that (a) do not impose any obligations, or any injunctive or other equitable relief on the Indemnitee, (b) do not require any admission of wrongdoing by the Indemnitee, and (c) provide for the unconditional release of the Indemnitee from all Liabilities and obligations in connection with such Third-Party Claim, and the Indemnitor desires to accept such offer, the Indemnitor shall notify the Indemnitee in writing. If the Indemnitee reasonably withholds its consent to such proposed settlement, the Indemnitee may elect to assume control of the defense of such Third-Party Claim, and in such event the maximum liability of the Indemnitor with respect to such Third-Party Claim shall not exceed the amount of such proposed settlement offer plus the reasonable costs and expenses incurred in defending such Third-Party Claim after the date of such offer. If the Indemnitee fails to consent to such proposed settlement and does not elect to assume control of the defense within fifteen (15) days following receipt of such notice, the Indemnitor may settle such Third-Party Claim on the terms set forth in such proposed settlement. If the Indemnitee has assumed control of the defense of any Third-Party Claim, the Indemnitee shall not settle such Third-Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned, or delayed) and the maximum liability of the Indemnitor with respect to such Third-Party Claim shall not exceed the amount of such proposed settlement offer plus the reasonable costs and expenses incurred in defending such Third-Party Claim after the date of such offer.

(iv)          if the Indemnitee shall control the defense of any such claim, the Indemnitee shall prior to entering into any settlement of the claim obtain the prior written consent of the Indemnitor which consent shall not be unreasonably withheld, conditioned or delayed.

(v)           The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim.

(g)           Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for sole purposes of determining the amount of Losses arising from the breach of any representation or warranty, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard to or giving effect to, and ignoring any reference to, the Materiality Exceptions or similar words or phrases contained in such representation or warranty (as if such words, clauses or phrases, as applicable, were deleted from such representation and warranty) to the extent the inclusion of such words or phrases would limit or potentially limit the amount of any claim for recovery for a breach of such representation or warranty.

(h)           Effect of Investigation. The right to indemnification, payment of Losses of a Buyer Party, or for other remedies based on any representation, warranty, covenant or obligation of the Sellers or the Company contained in or made pursuant to this Agreement shall be deemed to be waived to the extent that a Seller can reasonably demonstrate that the Buyer Party had knowledge of such breach prior to the Closing. For purposes of demonstrating knowledge in accordance with the preceding sentence, the Buyer Party shall be deemed to have knowledge of a breach, without limitation, if such breach is reasonably apparent without due inquiry or investigations to the Buyer Party from the materials (i) contained within the data room established by the Parties; or (ii) provided in writing to the Buyer Party after the execution of this Agreement and prior to the Closing Date.

(i)            Exclusive Remedy; Fraud. Subject to the last sentence of this Section 6.2(i), other than the rights of the Parties hereto pursuant to Sections 2.3 and rights arising under any of the Ancillary Agreements (including the other documents and agreements contemplated thereby), the rights of Parties hereto under this Section 6.2 shall be the exclusive remedy of the Parties hereto with respect to claims based upon a breach or alleged breach of the representations and warranties, covenants and agreements contained herein or with respect to the transactions consummated pursuant hereto. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or elsewhere) shall limit or restrict any of the Buyer Parties’ rights to bring, maintain or recover any amounts in connection with any action or claim based upon fraud and/or intentional misrepresentation.

(j)            Escrow Funds.

(i)            Subject to the terms of this Section 6.2(j), (i) on the first Business Day following the date that is twelve (12) months after the date hereof, Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and distribute fifty percent (50%) of the Escrow Funds then held in the Escrow Account to the Sellers’ Representative (for the benefit of, and for further distribution to, the Sellers), provided that the Escrow Agent shall retain an amount equal to the aggregate dollar amount of all Pending Claims as reflected in the applicable claim notices; (ii) on the first Business Day following the date that is eighteen (18) months after the date hereof, Buyer and the Sellers’ Representative shall deliver joint written instructions directing the Escrow Agent to release thirty-three and 34/100 percent (33.34%) of the then outstanding Escrow Funds, subject to the Escrow Agent retaining an amount equal to the aggregate dollar amount of all then-outstanding Pending Claims; (iii) on the first Business Day following the date that is twenty-four (24) months after the date hereof, Buyer and the Sellers’ Representative shall deliver joint written instructions directing the Escrow Agent to release fifty (50%) of the then outstanding Escrow Funds, subject to the Escrow Agent retaining an amount equal to the aggregate dollar amount of all then-outstanding Pending Claims; and (iv) on the first Business Day following the date that is thirty-six (36) months after the date hereof, Buyer and the Sellers’ Representative shall deliver joint written instructions directing the Escrow Agent to release all remaining Escrow Funds, other than amounts retained in respect of Pending Claims. On the first Business Day following the Date that is twenty four (24) months after the date hereof, if the amount due from Sellers for the proceeding four (4) month period pursuant to Section 7.3 herein is less than Five Thousand and 00/100 Dollars ($5,000), Buyer shall agree to waive any further obligations of Sellers pursuant to Section 7.3, and the Parties shall deliver a joint written instructions within fifteen (15) days of the end of the twenty four month period directing the Escrow Agent to release all remaining Escrow Funds. All Escrow Funds paid and distributed pursuant to this paragraph 6.2(j)(i) shall be paid to the Sellers’ Representative, with all payments and distributions to be made to the Sellers’ Representative, for the benefit of, and for further distribution to, the Sellers.

(ii)            In the event the Buyer Parties have delivered a written notice for any indemnification claim pursuant to Section 6.2(a) prior to the Escrow Agent’s receipt of any joint written instruction to the Escrow Agent pursuant to paragraph 6.2(j)(i), which written notice from the Buyer Parties has not been resolved by agreement of the Buyer Parties and the Sellers’ Representative, or by a final non-appealable order of a court of competent jurisdiction or arbitrator (each, a “Pending Claim”), an amount equal to the aggregate dollar amount claimed with respect to such Pending Claim(s) (as shown in the applicable claim notice(s) in connection with such Pending Claim(s)) shall be retained by the Escrow Agent in the Escrow Account (and the balance paid to the Sellers Representative (for the benefit of, and for further distribution to, the Sellers) until such time as each such Pending Claim is so resolved, at which time the Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent or a final order of a court of competent jurisdiction or arbitrator specifying the amount of the Escrow Funds to be distributed to the Buyer Parties as determined in connection with the resolution of each such Pending Claim. Any Escrow Funds remaining following the resolution of all Pending Claims and completion of any payments to the Buyer Parties in respect of such Pending Claims shall be paid to the Sellers Representative (for the benefit of, and for further distribution to, the Sellers).

6.3           No Joint Liability. Notwithstanding anything contained in this Agreement and the Ancillary Agreements to the contrary, Buyer and Parent acknowledge and agree that the representations, warranties, and covenants made and agreed to by each Seller in this Agreement are personal to such Seller, and in no event will any Seller be held liable for any claims made against any other Seller regarding the truth or falsity of any representation or warranty made by such Seller, or failure of such Seller to comply with its obligations contained herein, nor shall any Seller be held jointly or severally liable for damages caused by any other Seller resulting or arising from the breach of any other Seller’s obligations contained herein. In no event shall any of the Sellers’ liability be greater than their individual pro rata portion of the consideration received hereunder.

6.4           No Double Recovery. No Party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the Party is otherwise entitled to claim. Any amounts taken into account under Section 2.3 of this Agreement shall not be the basis of any indemnity claims under Article VI.

ARTICLE VII

ADDITIONAL COVENANTS

7.1           Certain Waivers; etc. Each Seller on behalf of itself and its Affiliates, and each of their respective heirs, successors, assigns, descendants, and beneficiaries (each, a “Releasing Party”) hereby irrevocably waives, releases and discharges the Company (including, after the Closing, Buyer, the Company and their Affiliates) and each of their respective directors, officers, employees, members, managers, equity holders and partners (each, a “Released Party”), to the maximum extent permitted by applicable Law, from any and all Liabilities to such Releasing Parties of any kind or nature whatsoever, that such Releasing Party may have had, known or unknown, at any time through and including the Closing Date, whether in the capacity as a direct or indirect equity holder, as a director, officer or employee of the Company or otherwise and whether arising under any Contract or understanding or otherwise at law or in equity, and each Seller agrees on behalf of itself and its Releasing Parties that no such Seller or such Releasing Party shall seek to recover any amounts in connection therewith or thereunder from any of the Released Parties; provided, that, the foregoing shall not apply to (a) claims in respect of any obligation of the Company under its Governing Documents to indemnify such Seller in accordance with the terms thereof or any insurance policy of the Company providing for coverage with respect thereto; (b) claims arising under or related to, or obligations of, Buyer or Parent set forth in this Agreement or the Ancillary Agreements; or (c) any obligations to any Seller for salary or benefits with respect to such Seller’s employment prior to the date hereof. Notwithstanding the foregoing or anything else herein to the contrary, in no event shall the Company or any of the other Released Parties have any Liability whatsoever to any Seller or any other Releasing Party for any breaches (or matters causing or constituting breaches) of the representations, warranties, agreements or covenants of a Seller or the Sellers hereunder, and in no event may a Seller seek contribution or indemnification from the Company or any of the other Released Parties in respect of any payments required to be made by the Sellers pursuant to this Agreement. Each Releasing Party, on behalf of itself and the other Releasing Parties, further acknowledges and agrees that this release and discharge provided pursuant to this Section 7.1 will be governed by and enforced and interpreted in accordance with the Laws of the State of Delaware, and that if any portion of this release is held invalid by the final judgment of any Governmental Authority, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release. Each Releasing Party, on behalf of itself and the other Releasing Parties, expressly acknowledges that this release is intended to include in its effect all Actions and Liabilities in respect of the Released Matters which Released Parties and the Releasing Parties do not know of or suspect to exist in their favor at the time of signing this release, and that this release contemplates the release of any such Actions or Liabilities.

7.2           Employment Matters.

(a)            Termination of 401(k) Plan. Prior to the Closing, the Company shall adopt all resolutions and take all actions necessary to effect the termination of the Company’s 401(k) plan (the “401(k) Plan”), including causing the board of directors (or other appropriate governing body) of the Company to approve the termination of the 401(k) Plan and freezing participation in and contributions to the 401(k) Plan effective no later than a date prior to the Closing. From and after such freeze date and prior to the Closing, the Company shall not make, and shall cause its Affiliates not to make, any employer or employee contributions to the 401(k) Plan. Following the Closing, the Sellers shall, or shall cause the Company to, complete the termination of the 401(k) Plan in accordance with its terms and applicable Law, including the distribution or rollover of plan assets to plan participants or their beneficiaries, as applicable. Buyer and its Affiliates shall not assume, and shall have no Liability with respect to, the 401(k) Plan, including any obligations arising from or relating to the administration, termination or winding up of the 401(k) Plan, whether before or after the Closing, unless such Liabilities result from the Company’s failure to take reasonable actions requested by the Seller’s Representative of the plan’s administrator with respect to the winding down of the 401(k) plan.

(b)           Paid Time Off; Sick Time. Buyer hereby agrees to continue the Company’s paid time off, vacation, and sick leave employee benefits (the “PTO Benefits”) at the same benefit level and on the same terms as provided by the Company prior to the Closing, and agrees that Buyer shell be responsible for any and all costs associated with all PTO Benefits accrued and unused by employees of the Company as of the Closing. Buyer agrees that in no event shall cost associated with said PTO Benefits be the responsibility of the Sellers post Closing, are not and will not be used in the calculation of Net Working Capital, and shall indemnify and hold harmless the Sellers for any claims arising from or related to the PTO Benefits of the Company’s employees arising on or after the Closing Date.

7.3           Box Ship Back Program.

(a)            The Parties understand and agree that as a part of the Company’s normal business and accounting practices prior to the Closing, the Company provided a service to its customers whereby it would sale boxes to be filled with recyclable products, and that, upon the boxes being filled by the Company’s customers, they would be shipped back to the Company for the items to be recycled by the Company (the “Box Ship Back Program”), with shipping assumed, paid for, and recognized on the books of the Company on receipt of the boxes from customers. As disclosed in Section 3.5 of the Disclosure Schedules, prior to the Closing the Company recognized income from the sale of units related to the Box Ship Back Program immediately upon the sale of each unit, despite only incurring the majority of the costs associated with the sale of each unit when and if such unit was returned to the Company by its customers participating in the Box Ship Back Program. Sellers hereby agree to assume the shipping costs for units sold by the Company prior to the Closing, but in no event for any units shipped by the Company pursuant to the Box Ship Back Program on or after the Closing Date; provided, that, the units shipped back by the Company customers participating in the Box Ship Back program are received by the Company on or before the third (3rd) anniversary of the Closing Date; provided, further, Buyer shall be solely and exclusively responsible for all other costs and expenses associated therewith, including, but not limited to, the cost associated with recycling or disposing of the material received in each unit returned.

(b)           Buyer shall deliver to the Sellers’ Representative, on a quarterly basis, starting on the first full quarter after the Closing, a statement of all shipping costs due from Seller pursuant to Section 7.3(a) (the “Box Program Statement”), and Sellers Representative shall have a period of thirty (30) days in which to provide a written protest notice of the Box Program Statement from the date of receipt. In the event Sellers’ Representative fails to protest the deliver of any Box Program Statement within thirty (30) days of receipt, the amount due to Buyer pursuant to the Box Program Statement received by the Sellers’ Representative shall be considered final, and thereafter distributable from the Escrow Amounts held by the Escrow Agent as provided herein. In the event the Sellers’ Representative provides a protest notice to Buyer within said thirty (30) day period, the Parties agree to negotiate in good faith to determine the actual costs incurred by Buyer during the proceeding quarter, and Sellers’ Representative or its agents shall have full access to all relevant books and records of the Company in order to review the basis of the costs contained in the Box Program Notice during said negotiation period. In the event the Parties are unable to agree during said thirty (30) day period, such dispute shall be submitted to and resolved by the Accountant in accordance with the terms set forth in Section 2.3(d) herein. Upon final determination of costs allocated to Sellers pursuant to this Section 7.3(a), the Parties agree to execute joint written instructions to the Escrow Agent specifying the amount of the Escrow Funds to be distributed to the Buyer as determined in connection with this Section 7.3(a).

7.4           Accounts Receivable. Buyer agrees that during the one hundred twenty (120) day period following the Closing, Buyer shall provide Sellers’ Representative with monthly status reports of all outstanding Accounts Receivables of the Company outstanding as of the Closing, including all amounts still owing and amounts paid to date of each status report, said reports to be provided to the Sellers’ Representative on the first day of each month following the Closing until Buyer delivers the Closing Statement to Sellers’ Representative as set forth in Section 2.3(b) herein. Buyer agrees to take all steps customary and in the ordinary court of business required to collect the outstanding Accounts Receivables on the part of the Company, including contacting customers of the Company with outstanding Accounts Receivables. For the three (3) month period following delivery of the adjusted Closing Statement, Buyer shall continue to deliver to the Sellers’ Representative monthly reports detailing any Accounts Receivables which were included as an adjustment on the Closing Statement, and to the extent collected since the date of the adjustment, paid amounts shall be sent to Sellers’ Representative within five (5) days of said monthly statements. The monthly statements shall be certified by the Company’s and Buyer’s CFO as being true, correct, and complete.

7.5           Insurance. Buyer has requested that the Company’s insurance agent for the Company’s general pollution insurance provide a policy of tale coverage for a period of three (3) years post-closing. Buyer’s acknowledge and agree that they shall be solely and exclusively liable for all costs and premiums associated therewith, and shall not look to Sellers’ for any contribution related thereto, or for any other tail policies requested by Buyer’s related to insurance held by the Company prior to the Closing Date.

7.6           Performance Bond.  Buyer and Parent acknowledges that Raymond W. Graczyk or his agent has posted a bond in the approximate amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “CT DEEP Bond”) in order to secure and obtain the Company’s Connecticut Department of Energy & Environmental Protection (“CT DEEP”), Permit to Construct and Operate, Permit No. 04701160-POC, originally issued on or around June 6, 2011, renewal file on or around December 10, 2025 (the “CT DEEP Permit”).  Buyer and Parent hereby covenant to secure the release of such bond and any other personal liability of Raymond W. Graczyk in connection with the CT DEEP Permit within thirty (30) days following the Closing. Buyer and Parent shall indemnify and hold Raymond W. Graczyk harmless from any Loss arising from or in connection with the CT DEEP Bond or Buyer’s breach of this Section 7.6. To secure Buyer and Parent’s obligations under this Section 7.6, Buyer and Parent shall deliver to Thomas W. Fahey, Jr., Esq., at Closing, an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00), to be held in escrow and to be released to Buyer upon release of the CT DEEP Bond and any other personal liability of Mr. Graczyk as provided under this Section 7.6.

7.7           Intentionally Omitted.

7.8           Intentionally Omitted.

7.9           Intentionally Omitted.

7.10         Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer, Parent, and/or their respective Representatives pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.10 shall nonetheless continue in full force and effect.

7.11         Post-Closing Access to Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)            retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company;

(ii)            upon reasonable notice, afford the Seller Representative reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records; and

(b)           Buyer shall not be obligated to provide Seller Representative with access to any books or records (including personnel files) pursuant to this Section 7.11 where such access would violate any Law

7.12         Press Releases and Announcements. Unless required by Law or the rules or regulations of any relevant securities exchange based upon the reasonable advise of counsel or as otherwise agreed in writing by both Buyer and the Seller Representative, no press releases, announcements to the employees, customers, suppliers or other business relations of the Company or other public releases or announcements of information related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby will be issued or released by Buyer, Parent, the Sellers, the Sellers Representative or their respective Affiliates.

7.13         Expenses. Each Party hereto shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers and other Representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of such Person’s obligations hereunder and the consummation of the transactions contemplated hereby.

7.14         Specific Performance. Each of the Parties hereto agrees that irreparable damage may occur for which monetary damages, even if available, may not be an adequate remedy in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each of the Parties hereto acknowledges and agrees that Buyer, the Company, the Parent and the Sellers Representative (on behalf of the Sellers) shall therefore be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, no party hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate monetary or other remedy at law. Each of the Parties hereto acknowledges and agrees that if Buyer, the Company, the Parent or the Sellers Representative (on behalf of the Sellers) seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, none of the Parent, the Buyer, the Company or the Sellers Representative (on behalf of the Sellers) shall be required to provide any bond or other security in connection with any such order or injunction. The court selected pursuant to this Section 7.13 shall be entitled to award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 7.14 and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims for equitable relief, the court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 7.14.

7.15         Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request in good faith. Each Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company. No Seller shall take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates at any time after the date hereof as were maintained with the Company and its Affiliates prior to the date hereof.

7.16         Tax Matters.

(a)           For all relevant purposes of this Agreement, all Taxes and Tax liabilities attributable to a Straddle Period shall be apportioned as follows: (i) in the case of any Straddle Period, the amount of any income Taxes, sales and use Taxes, payroll Taxes or similar items of the Company for the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as if such taxable period ended as of the end of the day on the date hereof; and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.

(b)           All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid entirely by the Sellers, and the party required by Law to file shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, at the Sellers’ expense, and, shall present them to the other party for such party’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed) and if required by applicable Law, the other party will join in the execution of any such Tax Returns and documentation. The Parties agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns and to use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate any Transfer Taxes.

(c)           The Company and each Seller agree, upon Buyer’s request, to use their commercially reasonable efforts provide, or obtain from any Taxing Authority or any other Person, any certificate or other document, as may be necessary to mitigate, reduce or eliminate any withholding Taxes, or Transfer Taxes that could be imposed in connection with the transactions contemplated by this Agreement. From and after the Closing until the expiration of the applicable statute of limitations, each Seller shall reasonably cooperate in good faith (including by providing relevant information or records) with Buyer and the Company, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Action or proceeding with respect to Taxes, or the determination of or payment in respect of Taxes, in each case, in respect of the Company for any Pre-Closing Tax Period.

(d)           Any and all Tax sharing, allocation, indemnity or similar agreements (other than any written commercial agreement with customary terms entered into in the ordinary course of business the principal subject matter of which is not Tax-related) to which the Company is a party shall be terminated in full with respect to the Company as of the Closing, and the Company shall not have any further liabilities thereunder for any Taxable period.

(e)           The Seller Representative, at his own expense, shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns with respect to the Company for any Pre-Closing Tax Period, including, but not limited to, the tax year 2025 Tax Returns of the Company on extension as of the date of this Agreement. All Tax Returns filed by the Seller Representative will correctly reflect the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein consistent with past practice, except as otherwise required by Law. The Seller Representative shall provide a copy of each such Tax Return filed after the Closing Date to Buyer for its review and comment not later than thirty (30) days prior to the deadline for filing each such Tax Return and shall make all changes to each such Tax Return as reasonably requested by Buyer. If the Seller Representative and Buyer cannot agree as to whether any comment made by Buyer is reasonable, and therefore should be made, such dispute shall be resolved by the Accountant. Buyer agrees to cooperate in good faith in the filing of any Tax Returns required to be filed by the Seller Representative as provided herein, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns and to use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate any Taxes due. Buyer shall be responsible for any penalties or fees arising from any delay caused by Buyer’s failure to comply with this Section 7.16(e).

(f)            Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any Straddle Period. All Tax Returns filed by Buyer will correctly reflect the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein consistent with past practice, except as otherwise required by Law. Buyer shall provide a copy of each such Income Tax Return to the Seller Representative for its review and comment not later than thirty (30) days prior to the deadline for filing each such Income Tax Return and Buyer shall not unreasonably refuse to make any changes to each such Income Tax Return reasonably requested by the Seller Representative. If the Seller Representative and Buyer cannot agree as to whether any comment made by Buyer is reasonable, and therefore should be made, such dispute shall be resolved by the Accounting.

(g)           The amount of Taxes allocable to a Pre-Closing Straddle Period shall be determined (i) in the case of Taxes imposed on a periodic basis (such as property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes, based on an interim closing of the books as of the close of business on the Closing Date (and, in the case of any Taxes attributable to the ownership of an equity interest in a partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any analogous provision of state, local or foreign Law), as if the taxable period of such entity ended as of the close of business on the Closing Date); provided, that such a Tax liability shall be determined by taking into account Transaction Tax Deductions that would be properly deductible in a Pre-Closing Straddle Period if such Pre-Closing Straddle Period were an actual taxable period that ended on (and included) the Closing Date.

(h)           Upon receipt by the Seller Representative, any Sellers, or any of their respective Affiliates of a written notice of any Tax audits, examinations, assessments or other claims for a Pre- Closing Tax Period or Straddle Period (an “Tax Claim”), the receiving Party shall give prompt notice thereof to the Buyer (the “Tax Claim Notice”). Buyer shall have exclusive control, at its own expense, of the contest of any administrative or judicial Tax proceeding with respect to any Tax Claim, including for any Tax periods that are not Straddle Periods, but begin and end after the Closing Date.

(i)            Following the Closing, without the Seller Representative’s prior written consent, neither Buyer nor the Company or any of their Affiliates shall file or amend any Tax Return for the Company or make or change any Tax election relating to the Company for any taxable period, or portion thereof, beginning on or prior to the Closing Date, unless otherwise required by applicable Law.

(j)            Each of Buyer, the Company and the Seller Representative and their Affiliates will provide the other Parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim under this Agreement relating to Tax, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other Parties for reasonable third-party out-of-pocket expenses incurred in providing such assistance. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all taxable periods beginning on or before the Closing.

(k)            The Sellers shall be entitled to any refund of any Taxes (including any estimated Taxes) received in cash by Buyer or the Company or their Affiliates and any credits in lieu of a refund, with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, including interest but reduced by the amount of any Tax thereon and any reasonable out-of-pocket expenses of Buyer or the Company or their Affiliates incurred specifically with respect to obtaining such refund or credit, and shall be paid any such refund or credit, including interest but reduced by the amount of any Tax thereon and any reasonable out-of-pocket expenses of Buyer or the Company or their Affiliates in obtaining such refund or credit, promptly upon receipt thereof in the case of a refund (or the filing of the relevant Tax Return, in the case of a credit) by Buyer or the Company or any of their Affiliates; provided, however, that the Sellers shall not be entitled to any refund or credit to the extent such refund or credit is attributable to a carryback of an item that is attributable to any taxable period (or portion thereof) beginning after the Closing Date. The determination of the amount of any refund of any Taxes, and any credits in lieu of a refund, allocable to a Pre-Closing Straddle Period shall be made in accordance with the allocation of Taxes to a Pre-Closing Straddle Period under paragraph 7.16(g).

7.17         Appointment of the Sellers Representative.

(a)            Each Seller irrevocably constitutes and appoints Raymond Graczyk as the Sellers Representative and as such Seller’s true and lawful attorney-in-fact and agent and authorizes the Sellers Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement (including to calculate and determine all amounts payable to, or by, such Seller), as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller from time to time as contemplated hereunder. Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with this Agreement, the transactions contemplated hereby, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all act the Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agrees that upon any delivery by the Sellers Representative of any waiver, amendment, agreement, certificate or other document executed by the Sellers Representative, such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents. The Sellers shall pay all fees, costs and expenses incurred by the Sellers Representative in performing the Sellers Representative’s duties hereunder. Each Seller acknowledges and agrees that except as otherwise provided herein, all payments owed by Buyer, the Parent, or the Company to the Sellers pursuant to this Agreement or otherwise after the Closing shall be paid by Buyer, the Parent, the Company or their respective designees, as applicable, to the Sellers Representative for subsequent distribution to the Sellers. Each Seller further acknowledges that any payment made to the Sellers Representative on behalf of any Seller shall be deemed to have been directly paid to such Seller and agrees that Buyer’s, the Parent’s and the Company’s respective payment obligations hereunder shall be satisfied in full upon receipt by the Sellers Representative of such payment, and the Sellers and the Sellers Representative hereby waive any and all claims against Buyer, the Parent or the Company relating to any such payment.

(b)           Upon the death, disability or incapacity of the initial the Sellers Representative appointed pursuant to this Section 7.17 or any replacement the Sellers Representative, the holders of the majority of the outstanding Securities immediately prior to the Closing and Buyer shall mutually appoint a replacement the Sellers Representative hereunder within thirty (30) days of such death, disability or incapacity and such Person shall thereafter be the Sellers Representative for all purposes until such Person’s resignation, death, disability or incapacity. If the holders of the majority of the outstanding Securities immediately prior to the Closing shall agree that the removal of the Sellers Representative is necessary at a given time, such holders of the majority of the outstanding Securities immediately prior to the Closing shall appoint a replacement the Sellers Representative.

(c)           Each Seller agrees that Buyer, the Parent and the Company (after the Closing) shall be entitled to rely without qualification, investigation or verification on any action taken, or the failure to take any action, by the Sellers Representative, on behalf of the Sellers pursuant to this Section 7.17, and that each such action or inaction shall be binding on each Seller as fully as if such Seller had taken or failed to take such action.

(d)           The Parties hereto acknowledge and agree that the Sellers’ Representative shall not be personally liable for any claims arising from the breach of Sellers’ representations, warranties, or obligations contained herein merely by way of acting in the role as Sellers’ Representative, and the Sellers Representative shall be indemnified, held harmless and reimbursed by the Sellers severally based on each Seller’s pro rata portion of the consideration received hereunder and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Sellers Representative in connection with any Action to which the Sellers Representative is made a party by reason of the fact that it is or was acting as the Sellers Representative pursuant to the terms of this Agreement; provided, however, that the foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Sellers Representative hereunder for his bad faith or willful misconduct.

ARTICLE VIII

MISCELLANEOUS

8.1           Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that, any such amendment or waiver will be binding upon each Seller only if such amendment or waiver is set forth in a writing executed by the Sellers Representative, and any such amendment or waiver will be binding upon Buyer and the Parent only if such amendment or waiver is set forth in a writing executed by Buyer and the Parent. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2           Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (a) when personally delivered; (b) when sent by electronic mail with no notice of failed delivery; (c) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid) or (d) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, such notices, requests, demands and other communications to the Parties hereto shall be sent to the address on Schedule A.

8.3           Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by a Seller without the prior written consent of Buyer and the Parent or by Buyer or the Parent without the prior written consent of the Seller Representative; provided, that, the Company (after the Closing), the Buyer and/or Parent may assign any of its rights and obligations hereunder and under the Ancillary Agreements, in whole or in part, without the consent of any of the other Parties hereto (a) to any of their respective Affiliates; (b) in connection with any direct or indirect disposition or transfer of all or any portion of the Company, the Buyer and/or the Parent or their respective businesses in any form of transaction; or (c) to any of the Company’s, the Parent’s or the Buyer’s lenders as collateral security.

8.4           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.5           Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. If any Party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term “dollars” or “$” mean dollars in the lawful currency of the United States.

8.6           Conflict Waiver/Attorney-Client Privilege.

(a)           Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees, and Affiliates, that:

(i)            Duffy & Sweeney, a Division of Stevens & Lee (“DSSL”) has acted as counsel to certain of the Sellers (not including the Company) (collectively, the "Seller Group") and the Company, in connection with the negotiation, preparation, execution, and delivery of this Agreement, the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Buyer and Parent each agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by DSSL (or any successor) (the "Seller Group Law Firm") shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)            Buyer and Parent shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent, and waiver contained in this Section 8.6(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)           All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (the "Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer, Parent or the Company. Accordingly, Buyer, Parent and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer, Parent or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer, Parent nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer, Parent or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer's counsel, then Buyer shall immediately (and, in any event, within five (5) Business Days notify Seller Representative in writing so that Seller Representative can seek a protective order in furtherance of the foregoing, each of the Parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company's files and computer systems, and (ii) after Closing the Parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c)            This Section 8.6 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

8.7           No Third-Party Beneficiaries. Except for each of the former officers or managers of the Company which are and shall be third-party beneficiaries with respect to Section 6.2, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

8.8           Complete Agreement. This Agreement (together with any Schedule or Exhibit hereto) and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (other than the Restrictive Covenants, which are in addition to, and not in lieu of, any other restrictive covenants to which any Seller is a party or otherwise bound), whether written or oral, relating to such subject matter in any way, by and between the Parties hereto or any of the respective Affiliates. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties hereto.

8.9           Disclosures. The Disclosure Schedules shall be deemed to qualify the representations and warranties set forth in this Agreement solely to the extent that such disclosures are specifically and reasonably identifiable as exceptions to the particular representations and warranties to which they relate, whether through express cross-reference or because the relevance of such disclosure to such representation or warranty is reasonably apparent. No disclosure set forth in the Disclosure Schedules shall be deemed to qualify any representation or warranty other than the representation or warranty to which it expressly relates or to which it is reasonably apparent on its face to relate.

8.10         Electronic Delivery; Counterparts. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or other means of electronic transmission, including any electronic signature that complies with the U.S. federal ESIGN Act of 2000, (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

8.11         GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT, THE SCHEDULES ATTACHED HERETO AND THE ANCILLARY AGREEMENTS AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER OR THEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

8.12         WAIVER OF JURY TRIAL.

(a)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

8.13         Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days). If the last day for taking any action required hereunder falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

{SIGNATURE PAGES TO FOLLOW}

Execution Copy

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first written above.

BUYER:

TerraCycle US, LLC

By:	/s/ Richard Perl
Name:	Richard Perl
Title:	Chief Administrative Office

PARENT:

TerraCycle, Inc.

By:	/s/ Richard Perl
Name:	Richard Perl
Title:	Chief Administrative Officer

1

COMPANY:

NLR, Inc.

By:	/s/ Raymond W. Graczyk
Name:	Raymond W. Graczyk
Title:	President

SELLERS:

By:	/s/ Raymond W. Graczyk
Name:	Raymond W. Graczyk, Individually

By:	/s/ Robert E. Robert
Name:	Robert E. Robert, Individually

Genesis Capital Partners IV, LLC

By:	/s/ William Bischoff
Name:	William Bischoff
Title:	Manager

SELLERS’ REPRESENTATIVE:

By:	/s/ Raymond W. Graczyk
Name:	Raymond W. Graczyk

2

List of Schedules, Appendices and Exhibits

Schedule A: Sellers and Securities

APPENDIX 1: Definitions

Exhibit A: Accounting Principles

Exhibit B: Form of Escrow Agreement

Exhibit C: Accounting Principles

Exhibit D: Example Net Working Capital Calculation

The Company agrees to furnish supplementally a copy of any omitted schedule, appendix or exhibit to the Commission upon request.